UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

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Notice of 2018 Annual Meeting of Shareholders and Proxy Statement

[Inside Front Cover – Intentionally Left Blank]

Conagra Brands, Inc. 222 Merchandise Mart Plaza Suite 1300 Chicago, Illinois 60654

August 10, 2018

Dear fellow shareholder:

I am pleased to invite you to join us for the Conagra Brands, Inc. Annual Meeting of Shareholders, which will be held on Friday, September 21, 2018, at 8:30 a.m. Central Daylight Time in the Grand Salon on the 11th floor of the Gwen Hotel, 521 North Rush Street in Chicago, Illinois.

The Annual Meeting will include a report on our business, a discussion of and voting on the matters described in the Notice of 2018 Annual Meeting of Shareholders and Proxy Statement, and a question-and-answer session.

Thank you for your continued investment in Conagra Brands.

Sincerely,

Sean Connolly
Chief Executive Officer

Notice of Internet Availability of Proxy Materials

We are pleased to provide access to our proxy materials via the Internet. Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended May 27, 2018 are available at http://www.conagrabrands.com/investor-relations/financial-reports/annual-reports.

If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of our Notice of Annual Meeting, Proxy Statement and Annual Report unless you specifically request a copy. You may request a paper copy by following the instructions on the Notice of Internet Availability of Proxy Materials. We began making our proxy materials available on or about August 10, 2018.

Notice of 2018 Annual Meeting of Shareholders

Date and Time Friday, September 21, 2018 8:30 a.m. Central Daylight Time	Location The Gwen Hotel The Grand Salon (11th Floor) 521 North Rush Street Chicago, Illinois 60611	Who May Vote Shareholders of record as of the close of business on July 31, 2018

Items of Business

•	To elect as directors the nine nominees named in the Proxy Statement

•	To ratify the appointment of KPMG LLP as our independent auditor for fiscal 2019

•	To vote, on an advisory basis, to approve our named executive officer compensation

•	To transact any other business properly brought before the meeting

Colleen Batcheler
Executive Vice President, General Counsel and Corporate Secretary
August 10, 2018

Attend In-Person

If you attend the meeting, you will be asked to
present a valid form of government-issued photo
identification and an admission ticket or
bank/brokerage statement to confirm stock
ownership as of the record date.

Attend by Audiocast

If you cannot attend the meeting in person, you
may join a live audiocast on the Internet by visiting
http://www.conagrabrands.com/investor-
relations at 8:30 a.m. Central Daylight Time on
September 21, 2018.

Whether or not you plan to attend in-person, please be sure to vote your shares by proxy.

Your vote is important.

Summary of the Proxy Statement

We have included this summary of the Proxy Statement to assist your review of the proposals to be acted upon. The following information is only a summary; you should read the entire Proxy Statement before voting.

Fiscal 2018 Voting Items

	Board Recommendation	Page

Item #1 – Election as directors of nine nominees named in the Proxy Statement	FOR all nominees	2
Item #2 – Ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2019	FOR	25

Item #3 – Approval, on an advisory basis, of our named executive officer compensation	FOR	26

We will also transact any other business that is properly brought before the meeting.

Fiscal 2018 Highlights

Fiscal 2018 was a successful year for Conagra Brands and another important year in our transformation. We accomplished the following:

•

Revenues: During fiscal 2018, our net sales grew 1.4%, with organic net sales nearly flat.[1] These results were near the high end of our guidance range to investors. Our net sales performance was supported by our introduction of a full line of new product innovation. We also remained focused on our “value over volume” strategy and rationalized low-value products and inefficient trade programs. We made the strategic decision during the year to shift some of our brand investments from advertising and promotion to retailer marketing to drive brand saliency, enhanced distribution, and consumer trial and were appropriate for the long term.

•

Operating Margin: Despite higher-than-expected input cost inflation during the year, we delivered fiscal 2018 operating margin of 13.0% and adjusted operating margin of 16.1%,[1] in line with our investor commitments.

•

EPS: Earnings per share from continuing operations increased 56% in fiscal 2018, to $1.95, and adjusted diluted EPS from continuing operations grew to $2.11,[1] a more than 20% improvement. These results were above the high end of our guidance range, even after adjusting for the unplanned benefit of the Tax Cuts and Jobs Act, which became law in fiscal 2018.

•

Capital Returned to Shareholders: We paid $342 million in dividends during fiscal 2018, and repurchased approximately $967 million of our common stock. Over the last three fiscal years, we have returned nearly $3.2 billion to shareholders.

•

M&A: During the second quarter of fiscal 2018, we acquired the Angie’s® BOOMCHICKAPOP® popcorn business, and during the third quarter of fiscal 2018, we acquired the Sandwich Bros. of Wisconsin business.

•	Culture: Today, we have a more energized and enthusiastic team of employees who bring an externally focused, entrepreneurial spirit to their work every day.

By strengthening our foundation over the last three fiscal years, including during fiscal 2018, we readied ourselves to embark on the next phase of our evolution. On June 26, 2018, shortly after the end of fiscal 2018, we entered into a definitive agreement to acquire Pinnacle Foods Inc., makers of well-known brands such as Birds Eye, Duncan Hines, Earth Balance, EVOL, Gardein, Glutino, Hungry-Man, Log Cabin, Tim’s Cascade Snacks, Udi’s, Vlasic and Wish-Bone, among others. We believe that the combination of two portfolios of iconic brands – ours and Pinnacle’s - will serve as a catalyst to accelerate value creation for shareholders.

1 A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

i

Director Nominees

Our director nominees are as follows. With the exception of Mr. Arora, who was first appointed to the Board in July 2018, each nominee was elected by shareholders at the 2017 annual meeting.

Name and Position	Age*	Director Since	Independent	Committee Memberships

Anil Arora	57	2018	✓	Audit / Finance

Thomas K. Brown	62	2013	✓	Audit / Finance

Stephen G. Butler	70	2003	✓	Audit / Finance (Chair) Executive Committee

Sean M. Connolly, CEO	52	2015		Executive Committee

Joie A. Gregor	68	2009	✓	Nominating, Governance & Public Affairs (Chair) Audit / Finance Executive Committee

Rajive Johri	68	2009	✓	Nominating, Governance & Public Affairs Human Resources

Richard H. Lenny, Chairman	66	2009	✓	Nominating, Governance & Public Affairs Human Resources Executive Committee (Chair)

Ruth Ann Marshall	64	2007	✓	Nominating, Governance & Public Affairs Human Resources (Chair) Executive Committee

Craig P. Omtvedt	68	2016	✓	Audit / Finance

* Ages as of July 31, 2018

Auditor Ratification

KPMG LLP has conducted the audits of our financial statements since fiscal 2006 and the Audit / Finance Committee of our Board has appointed the firm to conduct the fiscal 2019 audit. In the event that shareholders do not ratify the appointment, the Audit / Finance Committee will reconsider the appointment. Even if the appointment of KPMG LLP is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in Conagra Brands’ and its shareholders’ best interests.

Fiscal 2018 Executive Compensation

Our fiscal 2018 performance, together with the company’s results since our new strategic journey began three years ago, have created significant value for shareholders. We have repeatedly delivered on our financial commitments to investors. Given the pay for performance philosophy of the Human Resources Committee, management has also been rewarded. As more fully described in the Proxy Statement, our named executive officers, including our Chief Executive Officer, received annual incentive payouts at levels slightly above target for fiscal 2018, driven by strong profit and net sales growth performance. In addition, the named executive officer participants in the plan each received long-term incentive payouts for the fiscal 2016 through 2018 performance period at approximately 158.7% of target.

ii

The Human Resources Committee believes that its fiscal 2018 compensation decisions appropriately reflect its pay-for-performance philosophy. This philosophy is focused on compensating executives based on performance and aligning management’s interests with those of our shareholders.

We thank you for your continued investment in Conagra Brands.

iii

Proxy Statement

Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

We are furnishing this Proxy Statement to our shareholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Conagra Brands, Inc. 2018 Annual Meeting of Shareholders, which we refer to as the 2018 Annual Meeting. We are first making our proxy materials available to shareholders on or about August 10, 2018.

Shareholders of record as of the close of business on July 31, 2018 are entitled to attend and to vote at the 2018 Annual Meeting and at any postponements or adjournments of the 2018 Annual Meeting. On July 31, 2018, there were 391,645,253 voting shares of common stock, par value $5.00 per share, of Conagra Brands, Inc., or Conagra Brands, issued and outstanding. Each share of common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Your vote is very important. The Board of Directors recommends that you submit a proxy card in advance of the 2018 Annual Meeting to ensure that your shares are voted as you direct, even if you are unable to attend the 2018 Annual Meeting.

If you hold shares of common stock of Conagra Brands in your own name (known as ownership “of record”), you may attend the meeting and vote your shares in person or you may vote your shares by proxy in one of the following manners:

•	By completing, signing, dating and returning (in the postage-paid envelope provided) the proxy card enclosed with paper copies of our proxy materials;

•	By visiting the Internet at www.proxyvote.com and following the instructions; or

•	By calling (800) 690-6903 on a touch-tone telephone and following the recorded instructions.

Internet and telephone voting is available through 11:59 p.m. Eastern Time on Tuesday, September 18, 2018 for shares held in the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Thursday, September 20, 2018 for all other shares.

If a broker, bank or other nominee holds your shares (also known as ownership in “street name”), your broker, bank or nominee, as applicable, will send you a voting instruction form. You may vote your shares by completing, signing, dating and returning the voting instruction form according to the instructions provided by your broker, bank or other nominee. If you wish to vote in person at the meeting, you must obtain from your broker, bank or nominee a legal proxy executed in your favor.

Please see “Additional Information” at the end of this Proxy Statement for more information about voting.

Voting Item #1 – Election of Directors

Voting Item #1: Election of Directors

Our business is managed under the direction of the Board of Directors, and you are being asked to vote to elect the next members of the Board. Currently, the Board consists of 12 directors whose terms expire at the 2018 Annual Meeting. Based on a recommendation of the Board’s Nominating, Governance and Public Affairs Committee, which we refer to as the N/G/PA Committee, the Board has nominated nine current directors, as named in this proxy statement, for election at the 2018 Annual Meeting. Information about each of the nine nominees is set forth on the pages that follow. If elected, each of the directors will hold office until the Conagra Brands 2019 Annual Meeting of Shareholders, and until their successors have been elected and qualified. We have no reason to believe that any of the nominees for director will be unable to serve if elected.

Director Nominees’ Skills and Qualifications

Our Board is a highly independent, well-qualified group of individuals that collectively has the experience, background and diversity to be effective in overseeing our long-term strategy. The skills and characteristics that the Board seeks in evaluating the composition of the Board overall, and which inform Board succession planning and director nomination processes, include the following:

Public company board experience	Finance/capital management expertise
Active or former C-Suite executive	M&A experience
Market-facing experience	Technology expertise
International expertise	Risk management expertise

In addition, all directors are expected to demonstrate high standards of ethics and integrity and to commit sufficient time to effectively carry out the duties of a director.

Our director nominees’ individual experiences, skills and characteristics are highlighted in the following matrix. This matrix is intended as a summary and is not an exhaustive list of each nominees’ contributions to the Board. Further biographical information about our director nominees is set forth on the pages that follow.

	Public Company Board Experience	Active / Former C-Suite Executive	Market- Facing Experience	Inter- national	Finance / Capital Manage- ment	M&A	Technology	Risk Manage- ment
Anil Arora	◾	◾	◾	◾	◾	◾	◾	◾
Thomas K. Brown	◾	◾		◾	◾	◾	◾	◾
Stephen G. Butler	◾	◾		◾	◾
Sean M. Connolly	◾	◾	◾	◾	◾	◾		◾
Joie A. Gregor	◾	◾	◾				◾
Rajive Johri	◾	◾	◾	◾	◾	◾	◾	◾
Richard H. Lenny	◾	◾	◾	◾	◾	◾
Ruth Ann Marshall	◾	◾	◾	◾		◾	◾	◾
Craig P. Omtvedt	◾	◾		◾	◾	◾		◾

Voting Item #1 – Election of Directors

The Board also values diversity and strives to build a Board of diverse attitudes, perspectives and experiences. While diversity is viewed broadly at Conagra Brands, the Board also measures its diversity along more traditional lines, including by examining:

Board Tenure (years served per director and the average tenure of the Board)	Director Age (individually and the average age of the Board)	Gender Mix	Race/Ethnic Diversity Mix

The collective profile of our director nominees, as of July 31, 2018, is as follows:

Independence	Tenure	Age	Female or Ethnically Diverse

The Board maintains a succession planning process that enables it to regularly evaluate the alignment of the Board’s membership with the needs of Conagra Brands. Through this process, the Board adds new skills and qualifications required for membership on the Board as appropriate. The Board desires its members to collectively hold a broad range of skills, education, experiences, and qualifications that can be leveraged for the benefit of the company and its shareholders.

For additional information on the director nomination process, please see “Roles and Responsibilities of the Board and Its Committees – The Board’s Nominating, Governance and Public Affairs Committee – Director Nomination Process” below.

Director Independence

The Board has determined that eight of our nine nominees for director – directors Arora, Brown, Butler, Gregor, Johri, Lenny, Marshall and Omtvedt – have no material relationships with Conagra Brands and are independent within the meaning of applicable independence standards. The Board has also determined that each of Messrs. Alford, Dickson and Goldstone, each of whom served as a director during fiscal 2018, had no material relationships with Conagra Brands and was independent within the meaning of applicable independence standards.

In making its independence determinations, the Board applied the listing standards of the New York Stock Exchange, or NYSE, and the categorical independence standards contained in our Corporate Governance Principles. The Board considers even immaterial relationships in its decision-making process to ensure a complete view of each director’s independence.

The Board also reviewed our commercial relationships with companies on whose boards members of the Board served during fiscal 2018 (i.e., McDonald’s Corporation, Information Resources, Inc., Ford Motor Company, Unified Grocers Inc., Illinois Tool Works Inc., Conduent Incorporated, The Chefs’ Warehouse, Inc. and 3M Company). The relationships with these companies involved Conagra Brands’ purchase or sale of products and services in the ordinary course of business on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under our Corporate Governance Principles or under applicable law and NYSE listing standards.

Voting Item #1 – Election of Directors

In addition to satisfying our independence standards, each member of the Audit / Finance Committee of the Board, which we refer to as the Audit / Finance Committee, must satisfy an additional Securities and Exchange Commission, or SEC, independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than his or her director’s compensation and may not be an “affiliated person” of Conagra Brands. Each member of the Audit / Finance Committee satisfies this additional independence requirement.

Similarly, the SEC and NYSE have adopted rules relating to the independence of members of the Human Resources Committee, which we refer to as the HR Committee. These rules require consideration of the source of HR Committee members’ compensation, including any consulting, advisory or other compensatory fees paid to the HR Committee member, and HR Committee member affiliation with us, any of our subsidiaries or any affiliates of our subsidiaries. Each member of the HR Committee satisfies these additional independence requirements.

The Board of Directors recommends a vote “FOR” each of the director nominees listed on the following pages.

Voting Item #1 – Election of Directors

Biographical Information for Director Nominees (as of July 31, 2018)

Anil Arora	Thomas “Tony” K. Brown
Age: 57 Director Since: July 17, 2018 Independent Board Committees: ◾ Audit / Finance Committee	Age: 62 Director Since: October 15, 2013 Independent Board Committees: ◾ Audit / Finance Committee

Mr. Arora has served as a director and Vice Chairman of Envestnet, Inc. (a cloud based financial technology, data intelligence and wealth management company) and Chief Executive of Envestnet | Yodlee since November 2015. Prior to that, he served as President, Chief Executive Officer and a director of Yodlee, Inc. (a data intelligence and financial technology products provider) from February 2000 until its initial public offering in March 2014 and as Chairman of the board of directors of Yodlee, Inc. from March 2014 until November 2015. Prior to joining Yodlee, Mr. Arora served in various positions with Gateway, Inc. (a computer hardware manufacturer). Earlier in his career, Mr. Arora served in various strategy and marketing positions for The Pillsbury Company (a manufacturer and marketer of branded consumer foods) and Kraft Foods Group, Inc. (a manufacturer and marketer of branded consumer foods).

Other public company directorships:

◾ Envestnet, Inc. since November 2015

◾ Yodlee, Inc. (as Chairman) from March 2014 until November 2015

Experiences, qualifications and skills considered in nominating Mr. Arora:

◾ Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from experience as President and Chief Executive Officer of Yodlee, Inc. from start-up phase through its IPO and subsequent acquisition by Envestnet, and subsequently as Vice Chairman of Envestnet and Chief Executive of Envestnet | Yodlee.

◾ Technology Experience: Extensive experience in technology, operating at the intersection of consumer, internet and technology sectors.

◾ M&A Experience: Led Yodlee through its growth from start-up through ultimate acquisition.

Mr. Brown served as Group Vice President, Global Purchasing with Ford Motor Company (a motor vehicles manufacturer) from 2008 until his retirement in August 2013. He joined Ford Motor Company in 1999 and served in various leadership capacities in global purchasing during his tenure. Prior to joining Ford Motor Company, he served in leadership positions at United Technologies Corporation (as Vice President, Supply Chain), QMS, Inc. and Digital Equipment Corporation.

Other public company directorships:

◾ 3M Company (a global innovation company) since August 2013

◾ Tower International, Inc. (a metal component manufacturing company) since April 2014; has served as non-executive Chair since 2017

Experiences, qualifications and skills considered in re-nominating Mr. Brown:

◾ Public Company Experience; Former C-Suite Executive: Understanding of governance issues facing public companies from his board service to other public companies; broad leadership capabilities and insights from his experience in leadership roles at Ford Motor Company and other companies.

◾ International Experience: Vast experience in global purchasing and supply chain at Ford Motor Company and other companies.

Voting Item #1 – Election of Directors

Stephen G. Butler	Sean M. Connolly
Age: 70 Director Since: May 16, 2003 Independent Board Committees: ◾ Audit / Finance Committee (Chair) ◾ Executive Committee	Age: 52 Director Since: April 6, 2015 Board Committees: ◾ Executive Committee

Mr. Butler is the retired Chairman and CEO of KPMG LLP (a national public accounting firm), a role he held from 1996 until June 2002. He also served as Chairman of KPMG International from 1999 until his retirement. He held a variety of management positions, both in the United States and internationally, during his 34-year career at KPMG.

Other public company directorships:

◾ Cooper Industries plc (an electrical products manufacturer) from 2002 until 2012

◾ Ford Motor Company (a motor vehicles manufacturer) since 2004

Experiences, qualifications and skills considered in re-nominating Mr. Butler:

◾ Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights from service as Chairman and Chief Executive Officer of KPMG.

◾ International Experience: Leadership of a global organization, including service as Chairman of KPMG International.

◾ Finance / Capital Management Expertise; Risk Management Expertise: Expertise in accounting and finance, both in the U.S. and internationally, based on a 34-year career with KPMG.

Mr. Connolly has served as our President and Chief Executive Officer and a member of the Board since April 6, 2015. Previously, he served as President and Chief Executive Officer and a director of The Hillshire Brands Company (a branded food products company) from June 2012 to August 2014. Before becoming CEO of Hillshire, Mr. Connolly served as Executive Vice President of Sara Lee Corporation (a branded food products company) and Chief Executive Officer, Sara Lee North American Retail and Foodservice. Prior to joining Sara Lee in anticipation of the spin-off of Hillshire, Mr. Connolly served as President of Campbell North America, the largest division of Campbell Soup Company (a branded food products company); President, Campbell USA; and President, North American Foodservice for Campbell. Before joining Campbell in 2002, he served in various marketing and brand management roles at The Procter & Gamble Company (a branded consumer product goods company).

Other public company directorships:

◾ The Hillshire Brands Company (as President and CEO) from June 2012 to August 2014

Experiences, qualifications and skills considered in re-nominating Mr. Connolly:

◾ Public Company Experience; Active C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; closest knowledge of our business and operations as a result of his service as the CEO of Conagra Brands.

◾ Market Facing Experience: Extensive career focused on and committed to building leading consumer brands in the food industry.

◾ M&A Experience: Transactional experience from his experience with several companies in the food and consumer goods industry.

Voting Item #1 – Election of Directors

Joie A. Gregor	Rajive Johri
Age: 68 Director Since: February 6, 2009 Independent Board Committees: ◾ Audit / Finance Committee ◾ Executive Committee ◾ Nominating, Governance and Public Affairs Committee (Chair)	Age: 68 Director Since: January 1, 2009 Independent Board Committees: ◾ Human Resources Committee ◾ Nominating, Governance and Public Affairs Committee

Ms. Gregor served as a Managing Director with Warburg Pincus LLC (a private equity investment firm) from 2014 until 2016. In this role, she provided organizational guidance and strategic direction across all firm investing areas. Before her time with Warburg Pincus, Ms. Gregor’s professional experience included the following:

◾ From 2007 to 2008, Assistant to the President of the United States for Presidential Personnel under President George W. Bush

◾ From 2002 to 2007, Vice Chairman of Heidrick & Struggles International, Inc. (an executive search firm). Ms. Gregor’s tenure at Heidrick & Struggles International began in 1993 and she served in a number of senior leadership roles, including as President, North America, managing partner of the firm’s Global Board of Directors Practice as well as a member of the management committee.

◾ Ms. Gregor began her career with IBM Corporation, where she held a variety of leadership positions of increasing responsibility over a 13-year period.

Other public company directorships:

◾ Conduent Incorporated (a business process services company) since 2016

Experiences, qualifications and skills considered in re-nominating Ms. Gregor:

◾ Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from her board service to other public companies; extensive senior leadership experience at several organizations.

◾ Market Facing Experience: Significant experience in advising public and private companies on market development, product strategy, sales and service and global account management as well as organizational structure.

◾ Technology Experience: Significant technology experience from 13 years of service at IBM as well as her private equity portfolio experience.

Mr. Johri served as President and Director of First National Bank of Omaha (a banking institution) from 2006 until his retirement in 2009. From September 2005 to June 2006, Mr. Johri served as President of First National Credit Cards Center for First National Bank of Omaha. Prior to that, he served as an Executive Vice President for J.P. Morgan Chase Bank (a banking institution) from 1999 until 2004.

Other public company directorships:

◾ Charter Communications Inc. from 2006 until 2009

Experiences, qualifications and skills considered in re-nominating Mr. Johri:

◾ Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his tenure with other public companies; strong leadership capabilities and insights, including through his service as President of First National Bank of Omaha.

◾ Finance / Capital Management Expertise; Risk Management Expertise: Significant expertise in finance, accounting and risk and compliance oversight from his service to banking organizations, including risk assessment and risk management experience.

◾ International Experience: Substantial international business and management experience from prior service to banking institutions with responsibility over various geographic regions.

Voting Item #1 – Election of Directors

Richard H. Lenny	Ruth Ann Marshall

Age: 66

Director Since: March 17, 2009

Non-Executive Chairman Since: May 28, 2018

Independent

Board Committees:

◾   Executive Committee

◾   Human Resources Committee

◾   Nominating, Governance and Public Affairs Committee

Age: 64 Director Since: May 23, 2007 Independent Board Committees: ◾ Executive Committee ◾ Human Resources Committee (Chair) ◾ Nominating, Governance and Public Affairs Committee

Mr. Lenny served as Chairman, President and Chief Executive Officer of The Hershey Company (manufacturer, distributor and marketer of candy, snacks and candy-related grocery products) from 2001 to 2007. Prior to joining The Hershey Company, Mr. Lenny served as group vice president of Kraft Foods, Inc. (a packaged food company) and as President of Nabisco Biscuit Company (a packaged food company). Mr. Lenny currently serves as non-executive Chairman of Information Resources, Inc. (a market research firm), a position he has held since 2013. He served as a senior advisor with Friedman, Fleischer & Lowe, LLC (a private equity firm) from 2014 until 2016 and as an operating partner from 2011 until 2014.

Other public company directorships:

◾ Discover Financial Services (a direct banking and payment services firm) from 2009 until 2018

◾ Illinois Tool Works Inc. (a global manufacturer of industrial products and equipment) since 2014

◾ McDonald’s Corporation (a retail eating establishment) since 2005

Experiences, qualifications and skills considered in re-nominating Mr. Lenny:

◾ Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights, particularly with major consumer brands based on his lengthy career in the food industry.

◾ Market Facing Experience; International Experience: Deep knowledge of strategy, marketing and business development in the consumer products food industry domestically and abroad from his lengthy career and leadership roles in global food companies.

Ms. Marshall was President of the Americas at MasterCard International, Inc. (payments industry) from October 1999 until her retirement in June 2006. At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International, Inc., Ms. Marshall served as Senior Executive Vice President of Concord EFS, Inc. (an electronic payment services company), where she oversaw marketing, account management, customer service and product development.

Other public company directorships:

◾ Global Payments Inc. (a provider of payment technology services) since 2006

◾ Regions Financial Corporation (a financial holding company) since 2011

Experiences, qualifications and skills considered in re-nominating Ms. Marshall:

◾ Public Company Experience; Former C-Suite Executive: Strong leadership capabilities and insights from her service to MasterCard International, Inc., including marketing, account management and customer service.

◾ Market Facing Experience; International Experience; Technology Expertise: Significant domestic and international experience in growing the MasterCard Americas business, including through new product development; career in payments technology industry.

◾ Finance / Capital Management Expertise; Risk Management Expertise: Expertise in finance from her service to MasterCard and on the Audit Committee of Regions Financial and transactional experience from her board service to other public companies.

Voting Item #1 – Election of Directors

Craig P. Omtvedt
Age: 68 Director Since: November 11, 2016 Independent Board Committees: ◾ Audit / Finance Committee

Mr. Omtvedt served as Senior Vice President and Chief Financial Officer of Fortune Brands, Inc. (a former leading consumer products company) from 2000 until his retirement in October 2011. He served as a consultant to Beam Inc., the successor to Fortune Brands, during 2012. Previously, Mr. Omtvedt held a series of finance leadership positions of increasing responsibility with Fortune Brands, including Senior Vice President and Chief Accounting Officer; Vice President and Chief Accounting Officer; and Vice President, Deputy Controller and Chief Internal Auditor. He first joined Fortune Brands in 1989. Before joining Fortune Brands, Mr. Omtvedt served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company.

Other directorships:

◾ General Cable Corp. (a wire and cable manufacturer) from 2004 until 2018

◾ The Hillshire Brands Company from 2012 until 2014

◾ Oshkosh Corporation (a manufacturer and marketer of specialty vehicles and vehicle bodies), since 2008; current non-executive Chairman of the Board

Experiences, qualifications and skills considered in re-nominating Mr. Omtvedt:

◾ Public Company Experience; Former C-Suite Executive: Broad understanding of governance issues facing public companies from his board service to other public companies; strong leadership capabilities and insights from his service as Chief Financial Officer of Fortune Brands.

◾ Finance / Capital Management Expertise; Risk Management Expertise: Deep expertise in accounting and finance, based on decades of experience in accounting and finance roles, including Chief Financial Officer, Chief Accounting Officer, and Chief Internal Auditor, at a public company.

Voting Item #1 – Election of Directors

The nine director nominees for election to the Board currently serve as members of the Board. All nominees, other than Mr. Anil Arora, were elected by shareholders at our 2017 Annual Meeting of Shareholders. The Board appointed Mr. Arora as a director of Conagra Brands effective as of July 17, 2018. Mr. Arora was first introduced to the N/G/PA Committee as a potential nominee by current director, Richard H. Lenny.

If any of the nominees becomes unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute. The proxies cannot be voted for a greater number of persons than the nine nominees named.

Three current Board members are not standing for re-election at the 2018 Annual Meeting. Bradley A. Alford and Thomas W. Dickson have not been nominated to stand for re-election. In accordance with our retirement policy for directors, Steven F. Goldstone has not been nominated to stand for re-election and will retire from the Board at the 2018 Annual Meeting.

Roles and Responsibilities of the Board and Its Committees

Board Leadership Structure

The Board believes that independent Board leadership is a critical component of our governance structure. Our Corporate Governance Principles require us to have either an independent Chairman of the Board or, if the positions of Chairman and Chief Executive Officer are held by the same person, a lead independent director. Since 2005, our Chairman and CEO roles have been separate. With separate Chairman and CEO roles, our CEO can focus his time and energy on setting the strategic direction for the company, overseeing daily operations, engaging with external constituents, developing our leaders and promoting employee engagement at all levels of the organization. Meanwhile, our independent Chairman leads the Board in the performance of its duties by establishing agendas and ensuring appropriate meeting content, engaging with the CEO and senior leadership team between Board meetings on business developments and providing overall guidance to our CEO as to the Board’s views and perspectives, particularly on the strategic direction of the company.

Board Committees

The Board has established four standing committees: the Audit / Finance Committee, the Executive Committee, the HR Committee, and the N/G/PA Committee. The Audit / Finance Committee, HR Committee and N/G/PA Committee operate under written charters that have been approved by the full Board; each are comprised entirely of independent directors.

Membership on each of the Board’s standing committees, as of July 31, 2018, was as follows:

Name	Audit / Finance Committee	Executive Committee	HR Committee	N/G/PA Committee
Bradley A. Alford			◾
Anil Arora	◾
Thomas K. Brown	◾
Stephen G. Butler	Chair	◾
Sean M. Connolly		◾
Thomas W. Dickson				◾
Stephen F. Goldstone
Joie A. Gregor	◾	◾		Chair
Rajive Johri			◾	◾
Richard H. Lenny		Chair	◾	◾
Ruth Ann Marshall		◾	Chair	◾
Craig P. Omtvedt	◾

Total Meetings in FY2018	12	1	5	5

Voting Item #1 – Election of Directors

The Board’s Audit / Finance Committee

Committee Members: Anil Arora Thomas K. Brown Stephen G. Butler, Chair Joie A. Gregor Craig P. Omtvedt

Primary Responsibilities

◾   Oversee the integrity of the company’s financial statements and review annual and quarterly SEC filings and earnings releases

◾   Receive reports on critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

◾   Retain the independent auditor and review the qualifications, independence, and performance of the independent auditor; pre-approve audit and non-audit services performed by the independent auditor

◾   Review the qualifications, independence and performance of the internal audit department

◾   Receive reports on the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee, as well as on the company’s processes for overseeing financial risks, including management’s assessment and control of derivative and treasury risks

◾   Review the company’s compliance with legal and regulatory requirements

◾   Review the company’s strategies and plans related to capital structure, including borrowing, liquidity, and allocation of capital

Financial Expertise and Financial Literacy

The Board has determined that directors Butler and Omtvedt are qualified as audit committee financial experts within the meaning of SEC regulations and that directors Arora, Brown and Gregor are financially literate within the meaning of NYSE rules.

Related-Party Transactions

The Audit / Finance Committee has adopted a written policy regarding the review, approval, and ratification of related-party transactions. Under the policy, all related-party transactions must be pre-approved by the Audit / Finance Committee unless circumstances make pre-approval impracticable. In the latter case, management may enter into the transaction, but the transaction remains subject to ratification by the Audit / Finance Committee at its next regular, in-person meeting. In determining whether to approve or ratify a related-party transaction, the Audit / Finance Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related-party’s interest in the transaction. No director is permitted to participate in any approval of a related-party transaction in which he or she is involved. On at least an annual basis, the Audit / Finance Committee reviews and assesses ongoing related-party transactions to determine whether the relationships remain appropriate. All related-party transactions are disclosed to the full Board.

Voting Item #1 – Election of Directors

The Board’s Executive Committee

Committee Members: Stephen G. Butler Sean M. Connolly Steven F. Goldstone Joie Gregor Richard H. Lenny, Chair Ruth Ann Marshall	Primary Responsibility ◾ Act on behalf of the Board between meetings as exigency requires or at the request of the full Board

The Board’s Human Resources Committee

Committee Members: Bradley A. Alford Rajive Johri Richard H. Lenny Ruth Ann Marshall, Chair

Primary Responsibilities

◾   Review, evaluate and approve compensation plans and programs for the company’s directors, executive officers and senior employees

◾   Annually review and approve corporate goals and objectives relevant to CEO compensation and, together with the other independent directors, at least annually evaluate the CEO’s performance in light of these goals and objectives

◾   Review directly, or with the full Board, succession plans for all senior positions

◾   Review whether the company’s compensation programs for employees generally are designed in a manner that does not incent employees to take inappropriate or excessive risks and whether any compensation policies or practices are reasonably likely to have a material adverse effect on the company

◾   Retain and terminate consultants or outside advisors to support the Committee, and approve related fees and engagement terms; determine whether any conflicts of interest with such consultants or advisors exist

Executive and Director Compensation

The HR Committee has retained authority over the determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for non-employee directors and any base salary change for the CEO. The HR Committee may delegate its responsibilities to subcommittees comprised of one or more HR Committee members or to selected members of management, subject to requirements of our by-laws and applicable laws, regulations and the terms of shareholder-approved plans. Additional information about the HR Committee’s processes for determining executive compensation and the role of the HR Committee’s compensation consultant can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The committee members set forth above served as members of the HR Committee during fiscal 2018. During fiscal 2018, none of the current or former executive officers of Conagra Brands or any of its current employees served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the HR Committee or the Board of Conagra Brands.

Voting Item #1 – Election of Directors

Additional information about the roles and responsibilities of the HR Committee is provided in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Board’s Nominating, Governance and Public Affairs Committee

Committee Members: Thomas W. Dickson Joie A. Gregor, Chair Rajive Johri Richard H. Lenny Ruth Ann Marshall

Primary Responsibilities

◾   Identify qualified candidates for membership on the Board

◾   Propose to the Board a slate of directors for election by the shareholders at each annual meeting

◾   Propose to the Board candidates to fill vacancies on the Board

◾   Consider and make recommendations to the Board concerning the size and functions of the Board and the various Board committees

◾   Consider and make recommendations to the Board concerning corporate governance policies

◾   Assess the independence of Board members

◾   Advise management on internal and external factors and relationships affecting our image and reputation, including those related to corporate citizenship and public policy issues significant to the company

Director Nomination Process

The N/G/PA Committee considers Board candidates suggested by Board members, management and shareholders. The N/G/PA Committee may also retain a third-party search firm to identify candidates. A shareholder recommending a prospective nominee for Board membership must notify our Corporate Secretary in writing at least 120 days before the annual meeting and include whatever supporting material the shareholder considers appropriate. The N/G/PA Committee will also consider nominations by a shareholder pursuant to the provisions of our amended and restated bylaws. See “Additional Information – Shareholder Proposals to be Included in our 2019 Proxy Statement” and “Additional Information – Other Shareholder Proposals to be Presented at our 2019 Annual Meeting.”

The N/G/PA Committee makes an initial determination as to whether to conduct a full evaluation of a director candidate once he or she has been identified. This initial determination is based on whether additional Board members are necessary or desirable. It is also based on whether, based on the information provided or otherwise available to the N/G/PA Committee, the prospective nominee is likely to satisfy the evaluation factors described below. If the N/G/PA Committee determines that additional consideration is warranted, it may request a third-party (e.g., a search firm) to gather additional information about the prospective director candidate. The N/G/PA Committee may also elect to interview a candidate.

The N/G/PA Committee evaluates each prospective director candidate against the standards and qualifications set forth in our Corporate Governance Principles, including, but not limited to:

•	Board skill needs, taking into account the Board Skills Matrix and the experience of current Board members;

•	the candidate’s background, including demonstrated high standards of ethics and integrity, as well as the candidate’s ability to work toward business goals with other Board members;

•	whether the candidate has sufficient time to effectively carry out the duties of a director;

Voting Item #1 – Election of Directors

•	the candidate’s ability to represent all shareholders and not a particular interest group;

•	the candidate’s qualifications as independent and ability to serve on various committees of the Board;

•	diversity, including the extent to which the candidate reflects the composition of our constituencies; and

•	business experience, which should reflect a broad level of experience at the policy-making level.

With respect to Board diversity, the N/G/PA Committee assesses whether the Board, collectively, represents diverse views, backgrounds and experiences that will enhance the Board’s and our effectiveness. The N/G/PA Committee seeks directors who have qualities to achieve the goal of a well-rounded, diverse Board as a whole.

After completing its evaluation process, the N/G/PA Committee makes a recommendation to the full Board as to who should be nominated, and the Board determines the director nominees after considering the N/G/PA Committee’s recommendations. The evaluation process for nominees recommended by shareholders does not differ from the process set forth above.

The Board’s Role in Risk Oversight

Our senior leadership is responsible for identifying, assessing, and managing our exposure to risk. A component of this work is performed through two management-led, Board-appointed committees: the Enterprise Risk Management Committee, which is chaired by our Chief Risk Officer and focuses on assessing and managing enterprise-wide risk, and the Risk Oversight Committee, which is chaired by our Chief Risk Officer and focuses on financial risk related to commodities, foreign currency, interest rate, credit, insurable risk, risk of loss and counterparty risk. The Board and its committees play an active role in overseeing management’s activities and ensuring that management’s plans are balanced from a risk/reward perspective. The Board and its committees perform this oversight through the following mechanisms.

Board Level Discussion

Each fiscal year, at least one Board meeting includes a discussion of our strategic plan and the longer-term risks and opportunities we face. At other times of the year, the Board receives reports from significant business units and functions. These presentations include a discussion of the business, regulatory, compliance, operational, and other risks associated with planned strategies and tactics, as well as succession planning matters.

Audit / Finance Committee Oversight

The Audit / Finance Committee’s charter requires it to review our processes for identifying and managing enterprise-wide risks facing Conagra Brands, including, but not limited to, financial risks (such as derivative and treasury risks) and operational risks, and to oversee our risks related to capital structure, including borrowing, liquidity, and allocation of capital. The Audit / Finance Committee also oversees our management of financial risks by, among other things, reviewing our significant accounting policies and the activities of management’s Enterprise Risk Management Committee and Risk Oversight Committee, maintaining direct oversight of our Internal Audit function, holding regular executive sessions with our Chief Financial Officer and Controller, our head of Internal Audit, and our independent auditors, and receiving regular legal and regulatory updates. Our management provides an enterprise risk management report to the Audit / Finance Committee on a semi-annual basis. The Chair of the Audit / Finance Committee reports to the full Board on its activities.

Human Resources Committee Oversight

The HR Committee reviews the company’s leadership development activities to ensure appropriate succession planning occurs and reviews the relationship between the company’s compensation programs and risk. The Chair of the HR Committee reports to the full Board on its activities.

Voting Item #1 – Election of Directors

Nominating, Governance and Public Affairs Committee Oversight

The N/G/PA Committee assists the Board in managing risks associated with Board organization, membership, and structure. It also assists management in the oversight of reputational risks and key public affairs matters. The Committee reviews the company’s policies and programs related to corporate citizenship, social responsibility, and public policy issues, such as sustainability, environmental responsibility, and philanthropic and political activities and contributions. The Chair of the N/G/PA Committee reports to the full Board on its activities.

Because issues related to risk oversight often overlap, certain issues may be addressed at both the committee and full Board level.

Our Corporate Governance Practices

Our Corporate Governance Practices

Commitment to Board Best Practices

The Board is committed to performing its responsibilities in a manner consistent with sound governance practices. It routinely reviews its processes, assesses the regulatory and legislative environment, communicates with investors, and adopts governance practices as needed that support informed, competent, and independent oversight on behalf of our shareholders. Our Corporate Governance Principles provide a summary of these practices and are available on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/principles. Highlights of our corporate governance practices include the following:

Annual Election of Directors	To promote greater accountability to shareholders, our directors stand for election on an annual basis.

Majority Voting in Uncontested Director Elections	To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in the election. If an incumbent nominee is not elected, he or she is required to promptly tender a resignation to the Board, subject to acceptance or rejection by the Board. Within 90 days of the certification of the election results, the Board will publicly disclose its decision as to whether to accept or reject the resignation.

Regularly- Scheduled Executive Sessions

The Board meets on a regularly-scheduled basis and holds an executive session without management present at every regularly-scheduled meeting. The Board holds five regularly-scheduled sessions per year. The Chairman of the Board presides at all Board meetings, including executive sessions.

Over 88% Director Independence	The Board has determined that eight of our nine nominees for directors – directors Arora, Brown, Butler, Gregor, Johri, Lenny, Marshall and Omtvedt – have no material relationship with Conagra Brands and are independent within the meaning of applicable independence standards, including the listing standards of the NYSE and the categorical standards contained in the Corporate Governance Principles.

Independent Board Leadership	The Board believes that independent Board leadership is a critical component of our governance structure. Since 2005, our Chairman and CEO roles have been separate.

Director Attendance at Board Meetings and Annual Meetings of Shareholders

During fiscal 2018, the Board met 12 times (10 regular meetings and 2 special meetings) and acted by unanimous written consent once. All members attended at least 75% of the total number of meetings that required his or her attendance. Board members are encouraged to attend the company’s annual meeting of shareholders each year. All nominees for director who were serving at the time of the 2017 Annual Meeting of Shareholders attended the 2017 Annual Meeting of Shareholders.

Board, Committee and Individual Evaluation Process

Each of the Board, the Audit / Finance Committee, the HR Committee and the N/G/PA Committee conducts a self-evaluation of its performance on an annual basis. In addition, individual director evaluations are conducted on an annual basis.

Our Corporate Governance Practices

Retirement Age	No director may be nominated to a new term if he or she would be over age 72 at the time of the election.

Orientation and Continuing Education

We conduct an orientation program for each new director as soon as possible following the meeting at which the new director is elected. The orientation includes presentations by senior management with respect to a wide range of topics, including our strategic plans, financial reporting, governance practices, Code of Conduct, and auditing processes.

Board members also periodically receive materials and briefing sessions to continue their education on subjects that assist them in the discharge of their duties. For example, during fiscal 2018 we spent additional time on discussions of cybersecurity. We also provide reimbursement of expenses associated with our independent directors’ attendance at one outside director education program each fiscal year.

Commitment to Compensation Best Practices

Annual Advisory Vote on Named Executive Officer Compensation

Consistent with our shareholders’ preference as indicated at the 2017 Annual Meeting of Shareholders, our shareholders are given an opportunity every year to vote, on an advisory basis, to approve our named executive officer compensation.

Stock Ownership Guidelines for Directors and Senior Leadership

Directors and senior leaders across the company are subject to stock ownership guidelines. All non-employee directors are expected to acquire and hold during their tenure shares of Conagra Brands common stock with a value of at least $500,000. Directors are expected to acquire these shares within five years following their first election to the Board. Current ownership levels for our non-employee Board members are detailed in the section of this Proxy Statement entitled “Non-Employee Director Compensation – Director Stock Ownership Requirements.”

Each senior leader across the company is subject to stock ownership guidelines equal to a multiple of that person’s salary. Sean Connolly, our President and CEO, is required to own shares of our common stock having a value of at least six times his salary, and each of our other named executive officers is required to own shares of our common stock having a value of at least three or four times his or her salary. See the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Additional Information on Compensation Practices – Committee’s Views on Executive Stock Ownership” for a summary of the stock ownership of each named executive officer.

Anti-Pledging / Hedging Policy

Our directors and executive officers, including our named executive officers, are prohibited from pledging their shares of Conagra Brands stock or hedging their ownership of Conagra Brands stock, including by trading in publicly-traded options, puts, calls, or other derivative instruments related to Conagra Brands stock or debt.

Clawback Policy

We have a clawback policy that requires excess amounts paid to any of our senior officers under our incentive compensation programs to be recovered in the event of a material restatement of our financial statements for fiscal 2013 or later fiscal years, when such restatement results from the fraudulent, dishonest or reckless actions of the senior officer.

Our Corporate Governance Practices

Commitment to Investor Engagement

We conduct investor outreach throughout the year. Our efforts help ensure that management and the Board understand and consider the issues that matter most to our stockholders and allow us to effectively address them. Management regularly attends investor conferences and holds one-on-one meetings and calls with investors, and also has the opportunity to directly interact with investors and analysts during our quarterly earnings conference calls.

Commitment to Investing in Our People

We recognize that our employees are our greatest asset, and we strive to be a talent magnet. We are committed to our employees’ safety, development, and wellness. We take pride in attracting, retaining, and developing top talent, and we offer competitive compensation and benefit packages. We also provide comprehensive learning and development programs for our employees that begin immediately upon hire and continue throughout our employees’ careers.

Commitment to Sustainable Business Practices and Corporate Citizenship

We believe that we have an obligation to be a good steward of the environment, give back to the communities we serve, and drive economic gain for stakeholders. These commitments are ingrained in our operations and our processes and have become a part of our culture. We have established clear corporate citizenship goals, and we favor transparency with stakeholders on our corporate responsibility progress. We are proud of our focus on corporate citizenship, and we routinely discuss these matters with the N/G/PA Committee.

A few examples of our many corporate responsibility achievements in recent years include the following:

•	We publish an annual Citizenship Report, which is periodically updated and is available on our website at http://www.conagrabrands.com/our-company/corporate-social-responsibility/citizenship-reports.

•

We sponsor an annual, internal Sustainable Development Awards program, which is intended to drive and reward innovative approaches to sustainability. During fiscal 2018, employees entered 57 projects in the program. Together, these projects reduced waste by more than 9,200 tons, optimized and improved packaging while using 1,400 fewer tons of material, conserved more than 170 million gallons of water, and reduced greenhouse gas emissions by more than 5,900 metric tons.

•

Conagra Brands employees volunteered approximately 5,600 hours during our April 2018 month of service. This year, 117 volunteer projects were organized by employees across 18 states and 5 countries. With nearly 2,300 employees taking part, our activities generated the equivalent of 639,169 meals for people facing food insecurity.

•

For more than 20 years, Conagra Brands and the Conagra Brands Foundation have been leading the fight against hunger. Through a longstanding partnership with the Feeding America network, we have provided more than 475 million pounds of food and invested more than $46 million to help alleviate hunger over this time.

Commitment to Political Contributions and Lobbying Expenditure Oversight

The N/G/PA Committee receives reports on the modest political activities of the company. Our political expenditures are limited, and we focus on matters that we believe will create or preserve shareholder value. We publish a report of these activities on our website at http://www.conagrabrands.com/investor-relations/corporate-governance/political-activity-disclosure.

Our Corporate Governance Practices

Corporate Governance Materials Available on Our Website

To learn more about our governance practices, you can review any of the following listed documents at http://www.conagrabrands.com/investor-relations/corporate-governance:

•	Audit / Finance Committee Charter

•	Political Activity Disclosure

•	Code of Ethics for Senior Corporate Officers

•	Procedures for bringing concerns or complaints to the attention of the Audit / Finance Committee

•	N/G/PA Committee Charter

•	Corporate Governance Principles

•	HR Committee Charter

•	Code of Conduct

•	Procedures for communicating with the Board, our non-management directors as a group, or the Chairman of the Board

From time to time these documents are updated, and we promptly post the updated documents to our website. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference into any of our other filings with the SEC. The documents are also available in print to any shareholder who requests them from the Corporate Secretary of Conagra Brands.

Communications with the Board

Interested parties may communicate with the members of the Board, our non-management directors as a group, or the Chairman of the Board by writing to:

Conagra Brands Board of Directors

c/o Corporate Secretary, Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Communications are compiled by the Corporate Secretary and forwarded to the addressee(s) on at least a bi-weekly basis. The Corporate Secretary routinely filters communications that are solicitations, consumer complaints, unrelated to Conagra Brands, or Conagra Brands’ business or determined to pose a possible security risk to the addressee.

Non-Employee Director Compensation

Non-Employee Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. On an annual basis, the HR Committee recommends the non-employee director compensation program to the full Board for approval. In setting director compensation, the HR Committee receives input from FW Cook, its independent compensation consultant, on factors including the time commitment and skill level required to serve on the Board, as well as market practices. In addition, our shareholder-approved Conagra Brands, Inc. 2014 Stock Plan places limits on the equity awards that may be awarded to non-employee directors in any fiscal year.

A summary of non-employee director compensation for fiscal 2018 is set forth below.

Non-Employee Director Compensation – Other than the Chairman

The following table summarizes the compensation program for our non-employee directors other than the Chairman that was in effect during fiscal 2018:

Annual Cash Retainer:	$100,000 per year (1)
Annual Committee Chair Retainer (2):	$20,000 for each Committee Chair (1)
Meeting Fees:

None, unless the director’s attendance is required at more than a total of 24 Board and Committee meetings during a fiscal year. A fee of $1,500 is paid for each meeting attended and at which a director’s attendance was required in excess of 24 meetings

Equity Compensation:	A grant of restricted stock units, or RSUs, with a value equal to $150,000, effective on the first trading day of the fiscal year (3)

(1)	Directors who join the Board or who are elected as the Chair of a Committee after the start of a fiscal quarter receive a prorated retainer for that quarter based on the number of days served.

(2)	Excludes the Executive Committee. No retainer is paid for service to this Committee.

(3)	Directors who join the Board after the start of a fiscal year receive a prorated grant for that year based on the number of months served.

The compensation program described above reflects the following Board-approved increases over fiscal 2017, which were approved after a review of company and market practice: (1) a $10,000 increase in the annual cash retainer; (2) a $10,000 increase in equity compensation (RSU) value; and (3) a $5,000 increase to each Committee Chair retainer.

The number of RSUs granted to each non-employee director other than the Chairman was determined by dividing $150,000 by the average closing price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 30, 2017. The RSUs vested one year from the date of grant and were subject to continued service during the entire term of the RSUs. Vesting would have been accelerated in the event of death or permanent disability. If the director was no longer serving one year from the date of grant, vesting was prorated 25% for each fiscal quarter during which the director served for any amount of time. Dividend equivalents were paid on the RSUs at the regular dividend rate in shares of our common stock.

Non-Employee Director Compensation

Non-employee directors other than the Chairman who join the Board or who are elected to a Chairmanship after the start of the fiscal year are entitled to receive a prorated retainer (based on the actual number of days of service). Non-employee directors other than the Chairman who join the Board after the start of the fiscal year are also entitled to receive a prorated RSU grant (based on the number of months remaining in the fiscal year at that time).

Non-Employee Director Compensation – Chairman

In lieu of the elements described above, the Chairman’s compensation for fiscal 2018 consisted of a grant of RSUs with a value equal to $425,000, with the number of RSUs determined by dividing $425,000 by the average closing price of our common stock on the NYSE for the thirty trading days prior to the grant date of May 30, 2017. This reflects a Board-approved $25,000 increase over fiscal 2017’s amount. The material terms of the RSUs were identical to those described above for non-employee directors other than the Chairman.

Other Non-Employee Director Compensation Programs

In addition to the cash payments and equity awards described above, non-employee directors were entitled to participate in the following programs during fiscal 2018:

•

Medical plan access was available to directors who were enrolled in the plan by December 22, 2014, with the cost of the premium borne entirely by the director. Directors who were not enrolled by that date were not eligible to participate;

•	A matching gifts program was available to all non-employee directors; Conagra Brands matched up to $10,000 of a director’s charitable donations per fiscal year; and

•

A nonqualified deferred compensation plan was available to all non-employee directors. This plan provided non-employee directors the ability to defer receipt of their cash or stock compensation. This program did not provide above-market or preferential earnings (as defined by SEC rules).

Director Compensation Table – Fiscal 2018

Mr. Arora joined the Board effective July 17, 2018, after the end of fiscal 2018. He did not receive any director compensation from us for fiscal 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bradley A. Alford	100,000	149,650	7,000	256,650
Thomas K. Brown	100,000	149,650	-	249,650
Stephen G. Butler	120,000	149,650	10,000	279,650
Thomas W. Dickson	100,000	149,650	-	249,650
Steven F. Goldstone	-	424,067	10,000	434,067
Joie A. Gregor	104,500	149,650	10,000	264,150
Rajive Johri	100,000	149,650	10,000	259,650
Richard H. Lenny	120,000	149,650	10,000	279,650
Ruth Ann Marshall	120,000	149,650	10,000	279,650
Craig P. Omtvedt	100,000	149,650	10,000	259,650

(1)

Amounts include annual cash retainer of $100,000 for directors who served for the full fiscal year. Amounts also include an additional annual committee chair retainer ($5,000 per quarter) for each of Mr. Butler, Mr. Lenny, and Ms. Marshall for their

Non-Employee Director Compensation

service during fiscal 2018. For directors who attended more than a total of 24 Board and committee meetings during fiscal year 2018, amounts include an additional $1,500 per meeting paid for each Board or committee meeting attended in excess of the 24th meeting.

(2)

This column reflects the grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718) of the stock awards made to non-employee directors during fiscal 2018. The number of RSUs granted to all directors (other than Mr. Goldstone) was determined by dividing $150,000 by the average of the closing stock price of our common stock on the NYSE for the thirty trading days prior to the grant date. The number of RSUs granted to Mr. Goldstone was determined by dividing $425,000 by this average. At fiscal year-end, the aggregate number of outstanding stock awards and outstanding unexercised option awards held by each non-employee director was as set forth below:

Name	Outstanding Stock Awards Held at FYE (#) (a)	Outstanding Stock Options Held at FYE (#)

Bradley A. Alford	3,956	-
Thomas K. Brown	3,956	-
Stephen G. Butler	3,956	20,153
Thomas W. Dickson	3,956	-
Steven F. Goldstone	11,210	409,881
Joie A. Gregor	3,956	-
Rajive Johri	3,956	-
Richard H. Lenny	3,956	27,206
Ruth Ann Marshall	3,956	26,199
Craig P. Omtvedt	3,956	-

(a) For Mr. Goldstone, includes 201 dividend equivalents accrued on RSUs. For all other non-employee directors, includes 71 dividend equivalents accrued on RSUs.

(3)	The amount reported reflects the amount paid to a designated charitable organization on the director’s behalf under the matching gifts program described above.

Non-Employee Director Compensation

Director Stock Ownership Requirements

The Board has adopted stock ownership requirements for its non-employee directors. All non-employee directors, including the Chairman, are expected to acquire and hold shares of common stock of Conagra Brands during their tenure with a value of at least $500,000. All directors must acquire this ownership level within five years following their first election to the Board. Shares personally acquired by the non-employee directors through open market purchases or RSUs, and shares acquired upon the deferral of fees, are counted toward the ownership requirement. Unexercised stock options are not counted. Prior to meeting the guideline, non-employee directors agree not to sell any shares of common stock of Conagra until they have reached the guideline. The following table reflects ownership, as of July 31, 2018, of non-employee directors who were serving as of the end of fiscal 2018. Mr. Arora joined the Board effective July 17, 2018, after the end of fiscal 2018 and is therefore excluded from the table below.

Director	Stock Ownership Guideline	Actual Ownership (1)
Mr. Alford(2)	$500,000	$1,892,443
Mr. Brown(2)	$500,000	$859,895
Mr. Butler	$500,000	$4,583,037
Mr. Dickson(2)	$500,000	$514,454
Mr. Goldstone	$500,000	$13,438,629
Ms. Gregor	$500,000	$2,143,235
Mr. Johri	$500,000	$2,320,077
Mr. Lenny	$500,000	$2,199,959
Ms. Marshall	$500,000	$3,471,134
Mr. Omtvedt(2)	$500,000	$363,686

(1)	Based on the closing price of our common stock on the NYSE on July 31, 2018 ($36.71) and stock ownership requirements of the non-employee directors in effect as of fiscal year end.

(2)	Joined the Board fewer than five years ago.

Audit / Finance Committee Report

Audit / Finance Committee Report

The Audit / Finance Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditor and internal audit department, (3) compliance by the company with legal and regulatory requirements, and (4) the company’s financing strategies and capital structure. The Audit / Finance Committee acts under a written charter, adopted by the Board, a copy of which is available on our website.

Management is responsible for the company’s financial reporting process and internal controls. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements, issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and assessing the effectiveness of the company’s internal control over financial reporting. The Audit / Finance Committee oversees the company’s financial reporting process and internal controls on behalf of the Board.

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. The Audit / Finance Committee reviews the company’s annual audited financial statements, quarterly financial statements and other filings with the SEC. The Audit / Finance Committee reviews reports on various matters, including: (1) critical accounting policies of the company; (2) material written communications between the independent auditor and management; (3) the independent auditor’s internal quality-control procedures; (4) significant changes in the company’s selection or application of accounting principles; and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Audit / Finance Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the Audit / Finance Committee in its functions.

During the last fiscal year, the Audit / Finance Committee met and held discussions with representatives of Conagra Brands’ management, its internal audit staff, and KPMG LLP, Conagra Brands’ independent auditor. Representatives of financial management, the internal audit staff, and the independent auditor have unrestricted access to the Audit / Finance Committee and periodically meet privately with the Audit / Finance Committee. The Audit / Finance Committee reviewed and discussed with the company’s management and KPMG LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2018.

The Audit / Finance Committee also discussed with the independent auditor the matters required to be discussed by the auditor with the Audit / Finance Committee under applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee, as well as by SEC regulations. The Audit / Finance Committee also reviewed and discussed with KPMG LLP its independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from Conagra Brands, including those of the Public Company Accounting Oversight Board. The Audit / Finance Committee also considered whether the provision of non-audit services provided by KPMG LLP to the company during fiscal 2018 was compatible with the auditor’s independence.

Based on these reviews and discussions and the report of the independent auditor, the Audit / Finance Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2018 for filing with the SEC.

Conagra Brands, Inc. Audit / Finance Committee

Stephen G. Butler, Chair	Thomas K. Brown

Craig P. Omtvedt	Joie A. Gregor

Voting Item #2: Ratification of the Appointment of Our Independent Auditor for FY2019

Voting Item #2: Ratification of the Appointment of Our Independent Auditor for FY2019

The Audit / Finance Committee has sole authority to appoint, retain, compensate, oversee and terminate the independent auditor. In addition, the Committee evaluates and ensures the rotation of the lead audit partner at the independent auditor and will, if it deems it advisable, consider the rotation of the audit firm.

The Audit / Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as our independent auditor for fiscal 2019 to conduct the audit of our financial statements. KPMG LLP has conducted the audits of our financial statements since fiscal 2006. The Audit / Finance Committee and the Board request that the shareholders ratify this appointment.

Representatives from KPMG LLP are expected to be present at the 2018 Annual Meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event that shareholders do not ratify the appointment, the Audit / Finance Committee will reconsider the appointment. Even if the appointment of KPMG LLP is ratified, the Audit / Finance Committee may appoint a different independent auditor at any time if, in its discretion, it determines that such a change would be in Conagra Brands’ and its shareholders’ best interests.

Fees billed by KPMG LLP for services provided for fiscal years 2018 and 2017 were as follows:

	Fiscal 2018	Fiscal 2017
Audit Fees	$4,953,000	$7,061,000
Audit-Related Fees	84,000	60,000
Tax Fees	19,000	95,000
All Other Fees	—	—
Total Fees	$5,056,000	$7,216,000

•

Audit Fees. Audit fees consist of the audits of our annual financial statements, the reviews of our quarterly financial statements and foreign statutory audits. The amount for fiscal year 2017 includes fees for audit services in connection with the completion of the spin-off of Lamb Weston into an independent public company.

•	Audit-Related Fees. In fiscal years 2018 and 2017, audit-related fees consisted of a pension plan audit as well as other attestation services.

•	Tax Fees. In fiscal years 2018 and 2017, tax fees consisted of tax consultation and tax compliance services.

The Audit / Finance Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit / Finance Committee will periodically grant a general pre-approval of categories of audit and non-audit services. Any other services must be specifically approved by the Audit / Finance Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit / Finance Committee. In periods between Audit / Finance Committee meetings, the Chairman of the Audit / Finance Committee has been delegated authority from the Committee to pre-approve additional services; any such pre-approvals are subsequently communicated to the full Audit / Finance Committee at its next meeting.

The Audit / Finance Committee approved 100% of the services performed by KPMG LLP that were billed as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees during fiscal years 2018 and 2017.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent auditor for fiscal 2019.

Voting Item #3: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

Voting Item #3: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

Consistent with our shareholders’ preference as indicated at our 2017 Annual Meeting of Shareholders, we give our shareholders an opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers on an annual basis pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to our named executive officer compensation as we have described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pages 28 and 52, respectively. Our executive compensation program is designed to reward performance, support our business strategies, discourage excessive risk-taking, make us competitive with other corporations for top talent, and align the interests of our executive officers with the long-term interests of our shareholders.

Since we began seeking a shareholder vote on our named executive officer compensation, shareholders have exhibited strong support of our executive compensation program. In fact, in each of the past three fiscal years, we have received over 95% approval on this voting item.

Our Compensation Discussion and Analysis describes in detail the components of our executive compensation program and the process by which the Board makes executive compensation decisions. Highlights of our program include the following:

•

Consistent with our pay-for-performance philosophy, the majority of our named executive officers’ targeted fiscal 2018 compensation was tied to company performance. For our CEO, incentive compensation represented 88% of his total compensation opportunity. For our other named executive officers, incentive compensation represented 78% of their total opportunity.

•

Our fiscal 2018 Annual Incentive Plan funded and paid out slightly above target for each named executive officer, due to our earnings and net sales growth performance during fiscal 2018 and the individual contributions of our executives.

•

The fiscal 2016 to 2018 cycle of the performance share plan concluded this year with payouts at above-target levels for each named executive officer who participated in the plan, due to our strong financial performance over the last three fiscal years.

•

Multiple performance metrics are utilized in our plans and programs to discourage excessive risk-taking. Our program’s design does not encourage excessive focus on a single performance goal to the detriment of other measures of success.

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success.

•

Our clawback policy allows recovery of certain incentive compensation payments from executives in the event of a material restatement of our financial statements resulting from their fraudulent, dishonest, or reckless actions.

•

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective – to create sustainable, profitable growth for our shareholders.

Voting Item #3: Approval, on an Advisory Basis, of Our Named Executive Officer Compensation

While this vote is advisory and not binding on our company, the Board and its HR Committee value the opinions of our shareholders and expect to consider the outcome of the vote, along with other relevant factors, when considering named executive officer compensation in the future. We expect to hold our next advisory vote at our 2019 Annual Meeting.

We are asking our shareholders to once again indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” the resolution approving our named executive officer compensation.

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

At Conagra Brands, our fundamental objectives are to create sustainable, profitable growth and long-term value for our shareholders. Management sets our annual and long-term business goals to support attainment of these objectives. The Board’s HR Committee (in this section, the Committee), designs and oversees our executive compensation program to promote their attainment.

This Compensation Discussion and Analysis describes and analyzes our executive compensation program. Specifically, we describe and analyze the program’s application to the executive officers listed in the Summary Compensation Table; these are our “named executive officers.” For fiscal 2018, or FY18, which began on May 29, 2017 and ended on May 27, 2018, our named executive officers were:

Name	Title
Sean M. Connolly	Chief Executive Officer and President
David S. Marberger	Executive Vice President and Chief Financial Officer
Colleen R. Batcheler	Executive Vice President, General Counsel and Corporate Secretary
Thomas M. McGough	President, Operating Segments
Darren C. Serrao	Executive Vice President and Chief Growth Officer

We have provided a summary of our fiscal 2018 executive compensation program and fiscal 2018 performance in the “Executive Summary” below. For more complete information on the program and the Committee’s processes related to the program, we encourage you to read this entire Compensation Discussion and Analysis.

Executive Summary

Since fiscal 2016, we have been implementing a strategic plan focused on transforming Conagra Brands into a pure-play, branded food company and on establishing a solid platform for our company’s future growth. Our work to date has included significant portfolio reshaping. We have sold non-core businesses and successfully executed the spin-off of Lamb Weston into an independent public company. Simultaneously, we have added on-trend brands to our portfolio through a series of modernizing acquisitions. We have also invested within Conagra, building leading innovation capabilities and completely overhauling our culture.

At the start of fiscal 2018, we outlined for investors the imperatives for continuing our progress:

•	Maintaining the improving trends in our net sales growth rate, including through the new innovation that was just starting to hit the marketplace;

•	Continuing to focus on executional excellence;

•	Continuing to expand margins; and

•	Further reshaping our portfolio through disciplined M&A activity.

With these considerations in mind, the Committee, during the summer of 2017, approved the fiscal 2018 executive compensation program for our named executive officers.

Compensation Discussion and Analysis

Elements of Fiscal 2018 Executive Compensation

The elements of our fiscal 2018 executive compensation program were as follows:

Base Salary and Benefits

A fixed compensation program with salaries reviewed annually and adjusted as appropriate (as further described below). Benefit packages that are market competitive and generally broad-based in the company.

Annual Incentive Awards

A cash-based annual incentive program based on a single year of performance results. Performance measures are aligned to our annual operating plan. Payouts in fiscal 2018 could range from 0 to 220% of target.

FY18 Annual Incentive Plan Performance Measures

•  Diluted earnings per share from continuing operations, adjusted for items impacting comparability (adjusted EPS);

•  Earnings before interest and taxes, adjusted for items impacting comparability (EBIT); and

•  Net sales growth, adjusted for items impacting comparability.

Long-Term Incentive Awards
Stock-based incentive program based on multi-year results or service.

Performance Shares

•   Opportunity to earn shares of our common stock if we achieve pre-set performance goals over a three-year period.

•   Performance measures for awards granted in fiscal 2018 are adjusted EPS and EPS CAGR (as defined below).

•   Performance measures for awards vesting in fiscal 2018 were adjusted EPS, EBITDA Return on Capital (as defined below), and EPS CAGR.

•   Payouts can range from 0 to 200% of target.

Restricted Stock Units

•   Opportunity to earn shares of our common stock if the employee generally remains with Conagra over the full three-year vesting period of the award.

•   Rewards stock price appreciation and tenure.

Fiscal 2018 Results

Fiscal 2018 was a successful year for Conagra Brands and another important year in our transformation. We accomplished the following:

•

Revenues: During fiscal 2018, our net sales grew 1.4%, with organic net sales nearly flat.[2] These results were near the high end of our guidance range to investors. Our net sales performance was supported by our introduction of a full line of new product innovation. We also remained focused on our “value over volume”

2 A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

Compensation Discussion and Analysis

strategy and rationalized low-value products and inefficient trade programs. We made the strategic decision during the year to shift some of our brand investments from advertising and promotion to retailer marketing. The accounting treatment of retailer investments is an offset to gross sales, while A&P investments are accounted for below gross margin. As a result, our net sales, versus our original plan, were impacted by this decision. However, we believe our FY18 choices to drive brand saliency, enhanced distribution, and consumer trial are appropriate for the long term.

•

Operating Margin: Despite higher-than-expected input cost inflation during the year, we delivered fiscal 2018 operating margin of 13.0% and adjusted operating margin of 16.1%,[3] in line with our investor commitments.

•

EPS: EPS from continuing operations increased 56% in fiscal 2018, to $1.95, and adjusted EPS grew to $2.11,[3] a more than 20% improvement. These results were above the high end of our guidance range, even after adjusting for the unplanned benefit of the Tax Cuts and Jobs Act, which became law during fiscal 2018.

•

Capital Returned to Shareholders: We paid $342 million in dividends during fiscal 2018, and repurchased approximately $967 million of our common stock. Over the last three fiscal years, we have returned nearly $3.2 billion to shareholders.

•

M&A: During the second quarter of fiscal 2018, we acquired the Angie’s® BOOMCHICKAPOP® popcorn business, and during the third quarter of fiscal 2018, we acquired the Sandwich Bros. of Wisconsin business.

•	Culture: Today, we have a more energized and enthusiastic team of employees who bring an externally focused, entrepreneurial spirit to their work every day.

By strengthening our foundation over the last three fiscal years, we readied ourselves to embark on the next phase of our evolution. On June 26, 2018, shortly after the end of fiscal 2018, we entered into a definitive agreement to acquire Pinnacle Foods Inc., makers of well-known brands such as Birds Eye, Duncan Hines, Earth Balance, EVOL, Gardein, Glutino, Hungry-Man, Log Cabin, Tim’s Cascade Snacks, Udi’s, Vlasic and Wish-Bone, among others. We believe that the combination of two portfolios of iconic brands – ours and Pinnacle’s – will serve as a catalyst to accelerate value creation for shareholders.

Fiscal 2018 Pay Outcomes Summarized

Our fiscal 2018 performance, together with our results since our new strategic journey began three years ago, have created significant value for shareholders. The company has repeatedly delivered on its financial commitments to investors. Given the Committee’s pay for performance philosophy, management has also been rewarded. As more fully described in this Compensation Discussion and Analysis, our named executive officers, including our Chief Executive Officer, received annual incentive payouts at levels slightly above target for fiscal 2018, driven by strong profit and net sales growth performance. In addition, the named executive officer participants each received long-term incentive payouts under the fiscal year 2016 through fiscal year 2018 cycle of the performance share plan at approximately 158.7% of target.

In determining attainment of the underlying performance goals for our incentive programs, the Committee considered the impact of items that it believes were not indicative of the comparable operating performance of our businesses. Some of these items created financial benefits, and some of them created incremental expense or lost sales. The impact of these items was removed from our results for purposes of determining plan payouts. A particularly notable category of adjustment, for fiscal 2018 and performance shares outstanding during fiscal 2018, was tax expense, in light of the Tax Cuts and Jobs Act’s effectiveness during our third fiscal quarter. More information can be found below under “Additional Information on Compensation Practices – Use of Adjustments in Compensation Decisions.”

The Committee believes that its fiscal 2018 compensation decisions appropriately reflect its pay-for-performance philosophy. This philosophy is focused on compensating executives based on performance and aligning management’s interests with those of our shareholders.

3 A reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included in Appendix A to this Proxy Statement.

Compensation Discussion and Analysis

Objectives of Our Compensation Program; Mitigating Risk

Our executive compensation program is designed to encourage and reward behavior that promotes attainment of our annual and long-term goals and that leads to sustainable growth in shareholder value. The Committee strives to accomplish the following as it develops the program:

•	Align compensation programs, policies and practices to our company’s vision, mission and values;

•	Be market competitive, but emphasize variable compensation to differentiate our program from that of peers;

•	Determine pay mix based on executive position;

•	Provide a compensation structure that groups positions based on impact to the company;

•	Afford opportunities and flexibility in pay positioning to ensure fair and equitable compensation and room for growth; and

•	Recognize and differentiate based on individual, team and company performance.

The Committee’s design of the compensation program with multiple objectives in mind helps mitigate the risk that employees will take unnecessary and excessive risks that threaten the long-term health and viability of our company. With the assistance of Human Resources and Legal department personnel, the Committee undertook a risk review of our fiscal 2018 compensation programs for all employees. Based on the review, we believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term, based in part on the following features of the programs:

What We Do	What We Don’t Do

✓    Focus employees on both short- and long-term goals.

✓    Consider a mix of financial and non-financial goals to prevent over-emphasis on any single metric.

✓    Allow for some subjective evaluation in the determination of incentive payouts, to ensure linkage between payouts and the “quality” of performance.

✓    Employ a greater portion of variable pay (i.e., incentives) at more senior levels of the organization.

✓    Require stock ownership for more than 80 of our most senior employees.

✓    Generally require a “double-trigger” for accelerated vesting to occur in equity awards in connection with a change of control.

✓    Provide for the clawback of amounts paid to any of our most senior officers in certain circumstances.

✓    Use a range of strong processes and controls, including Committee oversight, in our compensation practices.

✓    Committee engages an independent compensation consultant; consultant performs no other work for our company.

✓    Pay incentive compensation only after our financial results are complete and the Committee has certified our performance results.

×    No director or executive officer may pledge or hedge their ownership of company stock.

×    No excessive perquisites are provided to executives.

×    No backdating or re-pricing of options may occur without shareholder approval.

×    Since fiscal 2012, no change in control agreements have been executed with excise tax “gross-up” protection.

×    No additional years of credited service are provided to named executive officers in pension programs.

×    No compensation programs that encourage unreasonable risk taking will be implemented.

Compensation Discussion and Analysis

We believe our compensation policies and practices are balanced and aligned with creating shareholder value and do not create risks that are reasonably likely to have a material adverse effect on our company.

Design and Approval of Our Fiscal 2018 Program

The Committee is charged with designing and approving our executive compensation program and setting compensation opportunities for our named executive officers and certain other senior leaders. The Committee uses a variety of inputs to make these decisions, including the results of our annual “say-on-pay” vote, the advice of the Committee’s independent compensation consultant, company and participant-focused considerations, the input of our Chief Executive Officer, and the unique circumstances of each named executive officer. We address each of these inputs here.

Annual Say on Pay Vote

In designing the executive compensation program for fiscal 2018, the Committee looked to our shareholders. The Committee’s policy is to present a “say-on-pay” vote to our shareholders annually. In September 2017, we received over 95% approval in our say-on-pay vote, leading the Committee to the conclusion that material changes in compensation design, solely due to the outcome of the say-on-pay vote, were not warranted for fiscal 2018.

Independent Consultant and Market Data

The Committee also leveraged the advice and counsel of its independent compensation consultant, FW Cook, in setting fiscal 2018 compensation. The consultant assists the Committee in monitoring policy positions of institutional shareholders and their advisors, emerging market practices in compensation design and philosophy, and policy developments relevant to the Committee’s work. The Committee’s consultant also provides internal and external pay comparison data. The Committee uses this data as a market check on its compensation decisions and does not mandate target ranges for our named executive officers’ salaries, annual incentive opportunities, long-term incentive opportunities, or total direct compensation levels as compared to the peer group. The Committee recognizes that over-reliance on external comparisons can be of concern; therefore, the Committee uses external comparisons as only one point of reference and is mindful of the value and limitations of comparative data.

The Committee’s first step in using external data for fiscal 2018 was the identification of an appropriate peer group. FW Cook initially prepared a list of potential peer companies (with an emphasis on food and beverage companies) based on the following criteria:

•	Operations: Companies similar in size and operational scope (industry and scale);

•	Investors: Companies with which we compete for investor capital (similar performance characteristics, growth orientation, access to capital and business cycles); and

•	Talent: Companies with which we compete for executive talent (labor market and demographics).

Compensation Discussion and Analysis

We completed the spin-off of our Lamb Weston business in November 2016, about six months prior to the start of fiscal 2018. As a result, the Committee asked FW Cook to re-examine our peer group to ensure continued alignment with the company’s size post-spin. FW Cook identified potential peers with annual revenues within an approximate range of between one-third to three times our own on a post-spin basis. Ultimately, FW Cook’s recommendation resulted in multiple changes to our peer group for fiscal 2018. The Committee approved the following peer group of 17 companies for purposes of assessing fiscal 2018 compensation competitiveness:

Campbell Soup Company	General Mills, Inc.	Mattel, Inc.

Church & Dwight Co., Inc.	The Hershey Company	Mead Johnson Nutrition Company

The Clorox Company	Hormel Foods Corporation	Mondelez International, Inc.

Colgate-Palmolive Company	The J. M. Smucker Company	Newell Brands Inc.

Dr. Pepper Snapple Group, Inc.	Kellogg Company	Pinnacle Foods Inc.

The Estée Lauder Companies Inc.	Kimberly-Clark Corporation

The companies removed from our fiscal 2018 peer group were PepsiCo, Inc., Altria Group, Inc., The Coca-Cola Company, Dean Foods Company, The Kraft Heinz Company, and Tyson Foods, Inc. For fiscal 2018, Church & Dwight Co., Inc., The Estée Lauder Companies Inc., The J. M. Smucker Company, Mattel, Inc., Mead Johnson Nutrition Company, Newell Brands Inc., and Pinnacle Foods Inc. were added.

Company and Participant Focused Matters

The Committee also generally considered the following company and participant focused matters in making fiscal 2018 compensation decisions:

Company-Focused Matters

•  Company performance in prior years and expectations for the future;

•  The anticipated degree of difficulty inherent in the targeted incentive performance goals;

•  The level of risk-taking the program would reward;

•  The general business environment; and

•  Practices and developments in compensation design and governance.

Participant- Focused Matters

•  Individual performance history;

•  The anticipated degree of difficulty inherent in individual goals;

•  Internal pay equity; and

•  The potential complexity of each program, preferring programs that are transparent to participants and shareholders and easily administered.

The Chief Executive Officer’s Views

Mr. Connolly, our Chief Executive Officer and President, played a role in several key areas of the design of our fiscal 2018 executive compensation program.

•

Selecting Performance Metrics and Targeted Performance Levels. An important part of designing incentive compensation programs is the selection of plan metrics and performance targets. To help ensure that the

Compensation Discussion and Analysis

Committee’s pay-for-performance goals are achieved, selected metrics must be tied to shareholder value creation. In addition, performance targets must be set at levels that balance investor expectations against achievability, without incenting undue risk taking. The Committee sought Mr. Connolly’s input on these matters for fiscal 2018. Mr. Connolly provided the Committee his views on the appropriate company goals for use in our annual and long-term incentive plans. Mr. Connolly provided input based on his understanding of investor expectations and our operating plans and financial goals. The Committee had sole authority to approve the program metrics and targets, but found Mr. Connolly’s input valuable.

•

Assessing Company Performance. Financial performance is at the core of our incentive programs. However, the Committee retains the discretion to modify payouts based on the manner in which business results are delivered. At the end of fiscal 2018, Mr. Connolly offered the Committee his views of the quality of our performance against expectations.

•

Assessing Individual Performance. With respect to individual performance, which also informed fiscal 2018 compensation decisions, the Committee relied on Mr. Connolly’s regular performance evaluations of the senior leadership team. Mr. Connolly shared information on the named executive officers’ impact on strategic initiatives and organizational goals, as well as their leadership behaviors.

Individual Named Executive Officer Considerations

The Committee, and, in the case of our Chief Executive Officer, the independent directors, considered the following when setting fiscal 2018 compensation. No named executive officer played a direct role in his or her own compensation determination for fiscal 2018.

•

Mr. Sean Connolly. Mr. Connolly has served as our Chief Executive Officer and a member of the Board since April 2015. The Committee believes that within our company, Mr. Connolly should have the largest aggregate compensation opportunity due to his level of responsibility and business experience. The Committee also believes Mr. Connolly should have the greatest proportion of at-risk compensation. External market data supports this conclusion. For fiscal 2018, consistent with this belief, the independent directors set Mr. Connolly’s compensation opportunities at a level higher than the comparable opportunities for the other named executive officers. The Committee considered Mr. Connolly’s accountability for the performance of the entire organization as well as his employment agreement.

•

Mr. David S. Marberger. Mr. Marberger has served as our Executive Vice President and Chief Financial Officer since August 2016. As Chief Financial Officer, Mr. Marberger is our Principal Financial Officer, leads all Finance functions for the company, heads our Investor Relations department and has accountability for the Information Technology function. The Committee considered the broad scope of Mr. Marberger’s responsibilities, his previous experience as a Chief Financial Officer, his in-depth knowledge of the food industry, internal pay equity, and external market data in setting his compensation for fiscal 2018.

•

Ms. Colleen R. Batcheler. Ms. Batcheler has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2009 and as Senior Vice President, General Counsel and Corporate Secretary since February 2008. She joined the company in 2006. When setting Ms. Batcheler’s compensation for fiscal 2018, the Committee considered Ms. Batcheler’s demonstrated results as an advisor to the organization on legal, governance, and policy matters over multiple years, the significant initiatives facing the company during fiscal 2018, internal pay equity, and external market data.

•

Mr. Thomas M. McGough. Mr. McGough has served as the President of our operating segments since May 2013. He joined the company in 2007 as Vice President, Marketing, and progressed through our branded food organization quickly, being named President Specialty Foods, in August 2010 and then President, Grocery Products in July 2011. The Committee considered the scope of Mr. McGough’s responsibilities, the challenging

Compensation Discussion and Analysis

marketplace dynamics facing the branded food business, internal pay equity, and market data in setting his compensation for fiscal 2018.

•

Mr. Darren C. Serrao. Mr. Serrao has served as our Executive Vice President and Chief Growth Officer since August 2015. As head of our Growth Center of Excellence, Mr. Serrao leads efforts to bring together insights, innovation, research and development, and marketing teams to improve connectivity and boost speed-to-market. In setting Mr. Serrao’s compensation for fiscal 2018, the Committee considered his broad responsibility in the organization and the importance of innovation in our strategic plan. The Committee also considered internal pay equity and market data.

Below is a more detailed analysis of each element of the fiscal 2018 compensation program for our named executive officers, as well as actual fiscal 2018 payouts under the programs.

Our Fiscal 2018 Executive Compensation Program

The fiscal 2018 compensation of our named executive officers consisted of the following key components:

Fixed Compensation:	Base Salary, Health and Welfare Benefits, Retirement Benefits

Incentive Compensation:	Fiscal 2018 Annual Incentive Plan (cash settled plan)

Long-term Incentive Plan (stock settled plan)

The Committee believes that using a mix of compensation types (salary, benefits, cash incentives and equity-based incentives) and a mix of performance periods (single year and multi-year) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results.

By design, targeted incentive compensation for the named executive officers for fiscal 2018 was a significant percentage of the total compensation opportunity. The Committee’s general policy is to provide the greatest percentage of the incentive opportunity in the form of long-term compensation payable in shares of our common stock. The Committee believes that the emphasis on stock-based compensation is the best method of aligning management interests with those of our shareholders.

The charts below show the total compensation opportunity (calculated using base salary rate, targeted FY18 Annual Incentive Plan award, and targeted long-term incentive value) for Mr. Connolly and for our other named executive officers as a group.

FY18 CEO Compensation Mix (at Target)	FY18 Named Executive Officers (excluding CEO) Compensation Mix (Average, at Target)

Compensation Discussion and Analysis

Base Salaries

We pay salaries to our named executive officers to provide them with a base level of fixed income for services rendered. On average, 22% of the total fiscal 2018 compensation opportunity for each named executive officer, other than the Chief Executive Officer, was provided in the form of base salary. For Mr. Connolly, our Chief Executive Officer, 12% of his total compensation opportunity was provided in the form of base salary. For more information on Mr. Connolly’s base salary, see “Agreements with Named Executive Officers — Agreement with Mr. Connolly” below.

A summary of the salaries of our named executive officers is set forth below.

Name	Fiscal 2018 Base Salary Rate ($)	Increase from Fiscal 2017 (%)	Percent of Target Total Direct Compensation (%)
Mr. Connolly	$1,150,000	4.5%	12%
Mr. Marberger	$650,000	12.1%	23%
Ms. Batcheler	$540,750	-	20%
Mr. McGough	$669,500	-	23%
Mr. Serrao	$505,000	11.8%	23%

In fiscal 2018, the Board approved a base salary increase for Mr. Connolly from $1,100,000 to $1,150,000, and the Committee approved a base salary increase for Mr. Marberger from $580,000 to $650,000 and for Mr. Serrao from $451,681 to $505,000. Please see the section above entitled “Design and Approval of Our Fiscal 2018 Program – Individual Named Executive Officer Considerations” for discussion of the factors the Committee considered when determining the salaries of each of the named executive officers.

Incentive Programs

Consistent with its overall compensation objectives, the Committee aligned management compensation with company performance through a mix of annual and long-term incentive opportunities for fiscal 2018. Opportunities under these programs combined to represent approximately 88% of Mr. Connolly’s compensation opportunity for fiscal 2018. For each named executive officer other than the Chief Executive Officer, targeted incentive compensation for fiscal 2018 was approximately 78% of the total compensation opportunity.

We provide details of our incentive programs below. Financial targets disclosed in these discussions are done so in the limited context of our incentive plans; they are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Annual Incentive Plan

The FY18 Annual Incentive Plan, or FY18 AIP, provided a cash incentive opportunity to approximately 3,500 employees, including our named executive officers. We have regularly provided an annual incentive opportunity to a broad group of employees, to reinforce an ownership mentality across our company. However, in fiscal 2018, we expanded eligibility for the AIP, adding more than 1,500 people to the program, further increasing the connection between pay and performance within Conagra Brands.

For our named executive officers, our AIP has historically used a framework that positioned awards to potentially qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code, which

Compensation Discussion and Analysis

we refer to as the Code. This framework, discussed more in the following paragraphs, uses an overarching performance goal and underlying performance goals. Because the “performance-based compensation” exemption under Section 162(m) of the Code has been repealed (subject to limited transition relief), effective for taxable years beginning after December 31, 2017, we expect to discontinue this framework in fiscal 2019 and beyond. Please refer to our discussion under “Additional Information on Compensation Practices – Tax and Accounting Implications of the Committee’s Compensation Decisions” for more information on this plan design.

Overarching EPS Performance Goal. At the start of fiscal 2018, the Committee approved an overarching goal under the FY18 AIP of adjusted EPS of $0.10. This goal, applicable only to a small group of senior officers, including the named executive officers, was required to be achieved before any payouts under the FY18 AIP could be made to the officers. The FY18 AIP further provided that if the overarching adjusted EPS goal was achieved, the Committee could exercise negative discretion to potentially reduce, but not increase, authorized payouts. This negative discretion was to be guided by performance against the underlying financial goals described in the next paragraph.

Underlying Pre-Established Financial Goals. At the start of fiscal 2018, the Committee approved fiscal 2018 EBIT as the primary funding metric for the FY18 AIP (subject to adjustment, as appropriate, for items impacting comparability of results). The Committee also approved a net sales growth “kicker” in the plan (also subject to adjustment). Assuming the overarching adjusted EPS goal was met, the named executive officers participating in the plan were eligible to earn a payout from 0% to 220% of their respective target amounts, calculated as follows:

Primary Metric – EBIT. The Committee developed EBIT goals to align with threshold, target and maximum incentive opportunities. Our EBIT performance would result in a pool that could fund payouts in the range from 0% to 200% of target.

Threshold EBIT	Target EBIT	Maximum EBIT

$1,117.8 million	$1,315.0 million	$1,512.3 million

Achievement at this level would result in a payout equal to 25% of the targeted opportunity; achievement below this level would result in a 0% payout	Achievement at this level would result in a payout equal to 100% of the targeted opportunity	Achievement at or above this level would result in a payout equal to 200% of the targeted opportunity

Net Sales Growth “Kicker”. For the FY18 AIP, the Committee included a net sales growth “kicker” to reinforce the importance of continued improvement in the company’s net sales growth trend. Under this “kicker,” management could earn an incremental incentive by delivering net sales growth above its operating plans. Specifically, 10 points of incentive funding would be added to the pool upon attainment of fiscal 2018 net sales growth that resulted in total net sales of $7.85 billion. 10 more points of incentive funding would be added to the pool upon attainment of fiscal 2018 net sales of $7.9 billion. The kicker was designed as a “stair-step” feature, and omitted any interpolation for performance between these levels. The maximum incremental funding from the kicker was 20 points.

The inclusion of the kicker meant that total payouts under the FY18 AIP could reach 220% of target. The Committee designed the kicker as a stretch goal, with a high degree of difficulty to achieve.

Individual Compensation Opportunities. In addition to setting the financial goals for the FY18 AIP, the Committee set corresponding target compensation opportunities for each named executive officer, measured as a percentage of his or her base salary for fiscal 2018. The following table shows the ranges of authorized payments (expressed as a percentage of base salary) for the named executive officers upon achievement of the EBIT and net sales growth goals approved for the

Compensation Discussion and Analysis

FY18 AIP. If the overarching adjusted EPS goal was not met, no payments would be made. No portion of the incentive was guaranteed.

Named Executive Officer	Threshold AIP Award	Target AIP Award	Maximum AIP Award
Mr. Connolly	37.5% of salary	150% of salary	330% of salary
Mr. Marberger	22.5% of salary	90% of salary	198% of salary
Ms. Batcheler	25% of salary	100% of salary	220% of salary
Mr. McGough	25% of salary	100% of salary	220% of salary
Mr. Serrao	22.5% of salary	90% of salary	198% of salary

For fiscal 2018, both Mr. Marberger’s and Mr. Serrao’s target AIP award was increased from 80% of base salary to 90% of base salary. The targets for the remaining named executive officers remained unchanged from fiscal 2017. Please see the section above entitled “Design and Approval of Our Fiscal 2018 Program – Individual Named Executive Officer Considerations” for discussion of the factors the Committee considered when determining the target AIP awards of each of the named executive officers.

Fiscal 2018 Results. As discussed above, we overdelivered on our adjusted earnings goals in fiscal 2018. The company’s results led to slightly above-target performance under the FY18 AIP. More specifically, for FY18 AIP purposes, the Committee determined that we achieved fiscal 2018 adjusted EPS above $0.10 and fiscal 2018 EBIT of $1,357.9 million. In addition, the company achieved adjusted net sales growth results at a level that permitted an incremental 10 points of incentive funding. Formulaically, these results warranted a payout equal to 117% of target.

Metric	FY18 Target	FY18 AIP Results	Funding Level

Adjusted EPS	≥ $0.10 threshold for any payout	$2.11	Achieved
EBIT (as adjusted)	$1,315.0 million	$1,357.9 million	107% of Target
Net Sales (as adjusted)	$7,850.0 million (10 points)	$7,862.9 million	Additional 10 points
$7,900.0 million (20 points)

To incent management to make decisions that have positive long-term impacts, even at the expense of shorter-term results, and to prevent unusual gains and losses from having too great of an impact on plan payouts in any year, the Committee retained discretion in the FY18 AIP to exclude items impacting comparability from company-wide results and adjust actual results for specific items that occurred during the fiscal year. The use of adjustments approved by the Committee and applicable to the fiscal 2018 adjusted EPS, EBIT and net sales growth metrics is described below under “Additional Information on Compensation Practices – Use of Adjustments in Compensation Decisions.”

Once the performance metrics review was complete, the Committee considered the manner in which management executed the operating plan during the year to determine the overall payout level. Reflecting on the many operational and strategic accomplishments from the year, the Committee determined the financial performance results for fiscal 2018, prior to the assessment of individual performance, warranted a payout level for all AIP participants equal to 113% of target.

Compensation Discussion and Analysis

Determination of Individual Named Executive Officer Awards. The Committee’s final step was to determine each named executive officer’s individual payout under the FY18 AIP. This process involved an assessment of each executive’s individual performance. The Committee considered the factors set forth above under the heading “Design and Approval of Our Fiscal 2018 Program – Individual Named Executive Officer Considerations” when determining named executive officer payouts under the FY18 AIP, including the application of those factors during fiscal 2018. Mr. Connolly’s input on the individual contribution of these leaders, and his recommendations on program payouts, also assisted the Committee in approving specific AIP payouts. The full Board’s performance evaluation of Mr. Connolly was used in determining his payout. The Committee believes that the AIP awards paid to the named executive officers for fiscal 2018 are consistent with the level of accomplishment by the company and each named executive officer during the year.

Named Executive Officer	Target Opportunity	Actual AIP Payout	Actual Payout as a % of Target Opportunity
Mr. Connolly	$1,713,462	$2,250,000	131.3%
Mr. Marberger	$575,308	$715,107	124.3%
Ms. Batcheler	$540,750	$672,152	124.3%
Mr. McGough	$669,500	$832,189	124.3%
Mr. Serrao	$447,117	$581,029	130.0%

Long-Term Incentive Plan

The Committee firmly believes in aligning the interests of our senior leaders with those of our shareholders. The significant extent to which equity is included in our named executive officers’ compensation opportunity evidences this belief.

For fiscal 2018, the long-term incentive program was intended to:

•	provide variable, competitive compensation based on long-term company performance;

•	incent and reward leaders who have the greatest ability to drive long-term company success; and

•	reward participants for desired results that align with shareholder value creation.

The fiscal 2018 program for the named executive officers included two elements: an award of performance shares that are settled in shares of common stock, and an award of service-based restricted stock units (RSUs).

The actual number of targeted performance shares and RSUs granted to each named executive officer under the long-term incentive plan for fiscal 2018 was determined using a value-based approach. Each named executive officer was provided a total targeted grant value, based on the considerations set forth above in the section entitled “Design and Approval of our Fiscal 2018 Program – Individual Named Executive Officer Considerations.” 75% of the total targeted value was delivered as performance shares, and 25% of the total targeted value was delivered as RSUs. Performance share and RSU grant sizes were determined by dividing the dollar value of the targeted opportunity by the average of the closing market price of our common stock for the 10 trading days prior to the grant date.

Prior to fiscal 2018, the long-term incentive program also included grants of stock options, with weighting among instruments of 50% performance shares, 25% RSUs and 25% stock options. During fiscal 2017, the Committee undertook a comprehensive review of the total rewards program and determined to eliminate stock options at all levels of the

Compensation Discussion and Analysis

organization. The Committee’s decision took into consideration the relatively slow growth in the consumer packaged goods industry, dilution impacts of stock options, market practice, and perceived value to participants. With the elimination of stock options from its program, the Committee broadened participation in the performance share plan, to ensure that a sizable portion of each participant’s long-term incentive remained fully performance based. Beginning in fiscal 2018, 25 additional leaders throughout the company were added to the performance share program.

Each element of the long-term incentive plan used in fiscal 2018 is discussed more fully below.

Long-Term Incentive Plan – Restricted Stock Units

RSUs generally represent the right to receive a defined number of shares of our common stock after completing a period of service established at the grant date. RSUs encourage long-term commitment to the company.

In general, all RSUs granted in fiscal 2018 vest in full on the third anniversary of the date of grant, subject to the executive’s continued employment with us. Awards granted in fiscal 2018 are not entitled to dividend equivalents.

The number of RSUs granted to each named executive officer pursuant to the fiscal 2018 long-term incentive program is set forth below.

Named Executive Officer	RSUs Granted During Fiscal 2018
Mr. Connolly	50,376
Mr. Marberger	11,903
Ms. Batcheler	11,903
Mr. McGough	11,903
Mr. Serrao	8,928

The Committee considered the factors set forth above under the heading “Design and Approval of Our Fiscal 2018 Program – Individual Named Executive Officer Considerations” when determining grant sizes by individual. Grants to the named executive officers other than Mr. Connolly were made on July 19, 2017. Mr. Connolly’s RSUs were granted on July 20, 2017. The grant date fair value of the RSUs awarded to our named executive officers is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2018.

Long-Term Incentive Plan – Performance Shares

Performance shares generally represent an opportunity to earn a defined number of shares of our common stock if we achieve pre-set performance goals over time. The three-year nature of each performance share grant means that in any year, a named executive officer can have up to three outstanding performance share plan, or PSP, cycles outstanding. In fiscal 2018, for example, named executive officers could have been participants in our fiscal 2016 to 2018 PSP, our fiscal 2017 to 2019 PSP and our fiscal 2018 to 2020 PSP.

The targeted number of performance shares granted to our named executive officers in fiscal 2018, together with the performance share grants made under the comparable program in fiscal 2017 and fiscal 2016, are set forth below.

Named Executive Officer	Targeted Performance Shares for Fiscal 2018 to 2020 Cycle	Targeted Performance Shares for Fiscal 2017 to 2019 Cycle (1)	Targeted Performance Shares for Fiscal 2016 to 2018 Cycle (1)
Mr. Connolly	151,128	88,665	94,372
Mr. Marberger (2)	35,710	22,698	-
Ms. Batcheler	35,710	22,698	24,159
Mr. McGough	35,710	22,698	24,159
Mr. Serrao	26,783	17,023	18,119

Compensation Discussion and Analysis

(1)

The number of performance shares noted here reflects an equitable adjustment made to the original award in connection with the spin-off of Lamb Weston into an independent public company on November 9, 2016. For information about equitable adjustments made to equity awards in connection with the spin-off, please see our 2017 proxy statement.

(2)	Mr. Marberger did not participate in the fiscal 2016 to 2018 cycle due to the timing of his hiring after the program’s start.

The level at which our named executive officers will earn the awards subject to these grants is dependent on the company’s performance over time against two sets of goals: an overarching adjusted EPS goal and underlying performance goals.

Overarching EPS Performance Goal. Similar to the FY18 AIP, the PSP utilizes an overarching adjusted EPS performance goal for our most senior executive participants. The PSP’s framework was intended to allow performance share awards to potentially qualify as tax deductible under Section 162(m) of the Code. However, as described above, the “performance-based compensation” exemption under Section 162(m) has been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief is available. Please refer to our discussion under “Additional Information on Compensation Practices – Tax and Accounting Implications of the Committee’s Compensation Decisions” for more information on this plan design.

The overarching adjusted EPS goal applicable to the named executive officers in each PSP cycle outstanding during fiscal 2018 was as follows:

Fiscal 2016 to 2018 cycle	Adjusted EPS of $0.10 in each of fiscal years 2016, 2017, and 2018
Fiscal 2017 to 2019 cycle	Adjusted EPS of $0.10 in each of fiscal years 2017, 2018, and 2019
Fiscal 2018 to 2020 cycle	Adjusted EPS of $0.10 in each of fiscal years 2018, 2019, and 2020

As with the FY18 AIP, the adjusted EPS goal must be met before any payout can be made to a named executive officer under the PSP. If the overarching adjusted EPS goal is met, the Committee can exercise negative discretion to potentially reduce, but not increase, authorized payouts. This negative discretion is guided by performance against underlying financial goals approved by the Committee.

Underlying Pre-Established Performance Goals. Shortly after the start of each performance period in a cycle of the PSP, the Committee approves underlying performance goals aligned with threshold, target, and maximum incentive opportunities. If the overarching adjusted EPS goal for the cycle is ultimately met, the named executive officers participating in the cycle are eligible to earn a payout, in shares of common stock, of between 0% and 200% of their respective targeted award. Dividend equivalents are paid on the portion of the performance shares actually earned; dividend equivalents are paid at the regular dividend rate in shares of our common stock.

The balance of this section of the Compensation Discussion and Analysis describes each cycle of our PSP outstanding during fiscal 2018 including, immediately below, the Committee’s philosophy on goal setting for each of these cycles.

Goal Setting During Times of Significant Change. As discussed earlier in this Proxy Statement, the last three years at Conagra Brands have been transformational. In August 2015, when the Committee was considering the goals for the fiscal 2016 to 2018 cycle of the performance share program, Mr. Connolly was only four months into his tenure as our CEO. Portfolio, cost, and cultural overhauls at the company had just commenced. In addition, strategic alternatives were being launched for a major business unit, Private Brands. As a result, multi-year performance objectives were challenging to set. With such significant change underway, the Committee made the decision to deviate from its preferred approach to goal setting for the PSP. Typically, shortly after the start of each three-year performance period, the Committee approves a three-year goal for the cycle. However, given the change being led by Mr. Connolly as fiscal 2016 began, the Committee

Compensation Discussion and Analysis

adopted a phased-in approach to goal setting for the program, to ensure that financial objectives during this period of change were ultimately relevant and transparent.

Although the Committee expected to return to three-year goal setting for the fiscal 2017 to 2019 cycle of the program, the spin-off of Lamb Weston into an independent public company was pending at the start of fiscal 2017. The Committee therefore determined that it was appropriate to continue using a staged goal-setting approach for the PSP.

In fiscal 2018, the Committee returned to a three-year performance goal in the PSP.

In summary, the Committee has approached the performance share programs beginning in fiscal years 2016, 2017 and 2018 as follows:

	FY16	FY17	FY18	FY19	FY20
FY16-18 PSP Cycle	1 year goal	1 year goal	1 year goal
FY17-19 PSP Cycle		1 year goal	2 year goal
FY18-20 PSP Cycle			3 year goal

In fiscal years 2016 and 2017, the Committee adopted EBITDA Return on Capital as the relevant performance metric. This metric is calculated as follows:

EBITDA	=	Earnings before interest and taxes + Depreciation and amortization expense
Average Invested Capital		Interest bearing debt + Equity (13 period average)

In fiscal year 2018, the Committee shifted the goals to a rate of compound annual growth in diluted earnings per share, as adjusted for items impacting comparability (EPS CAGR) to simplify the program for participant understanding and acknowledge the importance of capital allocation decisions in the company’s strategic plan. The Committee adopted a one-year EPS CAGR goal covering fiscal year 2018 for the fiscal 2016 to 2018 cycle, a two-year EPS CAGR goal covering fiscal years 2018 and 2019 for the fiscal 2017 to 2019 cycle, and a three-year goal EPS CAGR goal in the fiscal 2018 to 2020 cycle.

Although the Committee returned to a three-year performance goal in the fiscal 2018 to 2020 cycle, a further development added complexity to the PSP – the Tax Cuts and Jobs Act, or TCJA, becoming law. As noted, the Committee implemented an EPS CAGR goal in fiscal 2018. At the time of this implementation, the company’s planned annual tax rate was approximately 33 to 34%. Following the passage of the TCJA, the company’s annualized planned tax rate decreased to approximately 23 to 24%. If the Committee did not take action, the TCJA would artificially inflate the company’s EPS growth rate when measuring performance for outstanding PSP cycles. In addition, the company decided to use a portion of its TCJA-driven cash savings to make an unplanned, significant contribution to its frozen, defined benefit pension plan. With a more fully funded and frozen plan, the trust was able to begin shifting its investment approach for the related trust assets to lower return asset classes. Due to the accounting treatment of pension plan asset returns, the company’s EPS will now be lower than planned.

Compensation Discussion and Analysis

After considering the impact of the TCJA and related pension actions on the company’s EPS CAGR goals in the fiscal 2017 to 2019 and fiscal 2018 to 2020 cycles of the PSP, and the Committee’s overarching desire to achieve simplicity, transparency and understandability in its compensation programs, it decided to amend the EPS CAGR goals for these two cycles. In July 2018, the Committee adopted the following changes:

Cycle	Original EPS CAGR at Target	Amended EPS CAGR at Target
Fiscal 2018 to 2019	9.3%	13.2%
Fiscal 2018 to 2020	9.5%	12.4%

In the following pages, we further detail the performance metrics, goals and current company performance under each of these cycles.

FY16 to FY18 Cycle of the Performance Share Plan

The performance metrics and goals adopted for the fiscal 2016 to 2018 cycle of the PSP were EBITDA Return on Capital (for fiscal years 2016 and 2017) and EPS CAGR (for fiscal year 2018). The specific plan targets are as set forth here:

Fiscal 2016 to 2018 Cycle
Performance Period	Goal	Performance for Threshold	Performance for Target (1)	Performance for Maximum (2)
Fiscal 2016 (1/3 of Total Grant)	Average EBITDA Return on Capital	20.2% (3)	22.8%	25.1%

Fiscal 2017 (1/3 of Total Grant)	Average EBITDA Return on Capital	17.9% (3)	20.5%	22.8%

Fiscal 2018 (1/3 of Total Grant)	Adjusted Diluted EPS CAGR	0.6% (4)	8.6%	16.7%

(1)	Results in a payout equal to 100% of the targeted opportunity for the related tranche

(2)	At or above results in a payout equal to 200% of the targeted opportunity for the related tranche

(3)	At or below results in no payout for the related tranche

(4)	Below results in no payout for the related tranche; achievement at this level results in payout equal to 25% of the targeted opportunity for the related tranche

Compensation Discussion and Analysis

PSP Awards Earned for the FY16 to FY18 Cycle

At the conclusion of both fiscal year 2016 and fiscal year 2017, the Committee assessed our performance against the goals set forth in the plan. At the conclusion of fiscal 2018, the Committee assessed our performance against the fiscal 2018 goal and certified results overall. The company’s performance exceeded target in each year of the program. Ultimately, our strong financial performance over the last three years resulted in a funding level equal to 158.7% of the targeted PSP awards. It is generally the Committee’s practice to pay performance share awards at a level equal to the funded amount, without applying further discretion. For more information about the Committee’s assessment of our performance versus program goals, see “Additional Information on Compensation Practices – Use of Adjustments in Compensation Decisions” below.

Performance Period	Adjusted EPS Goal	Performance Metric	Plan Results	Payout Earned	Total Cycle Payout

FY16 (1)	Achieved	Average EBITDA Return on Capital	25.1%	200%	158.7%
FY17 (2)	Achieved	Average EBITDA Return on Capital	21.4%	122.8%
FY18	Achieved	Adjusted Diluted EPS CAGR	13.8%	153.4%
(1)

The FY16 EBITDA Return on Capital goal related to the company’s portfolio of businesses prior to the spin-off of Lamb Weston. As reported in our 2016 proxy statement, we achieved EBITDA Return on Capital of 25.1% for fiscal 2016, resulting in this tranche being notionally earned at 200% of target. For more information regarding the portion of the FY16-18 PSP award notionally earned in fiscal 2016, see our 2016 proxy statement.

(2)

The FY17 EBITDA Return on Capital goal relates solely to the company’s portfolio of business after the spin-off of Lamb Weston. As reported in our 2017 proxy statement, we achieved EBITDA Return on Capital of 21.4% for fiscal 2017, resulting in this tranche being notionally earned at 122.8% of target. For more information regarding the portion of the FY16-18 PSP award notionally earned in fiscal 2017, see our 2017 proxy statement.

The table below lists the number of shares of common stock that were issued to the named executive officers following fiscal 2018 for the fiscal 2016 to 2018 cycle of the PSP. Mr. Marberger did not participate in the cycle due to the timing of his hiring after the program’s start. The noted amounts include dividend equivalents on earned shares, which were paid in additional shares.

Named Executive Officer	Targeted Performance Shares Granted for Fiscal 2016 to 2018 Cycle (1)	Actual Performance Shares Earned for Fiscal 2016 to 2018 Cycle	Actual as % of Target (without Dividend Equivalents)	Actual as % of Target (with Dividend Equivalents)

Mr. Connolly	94,372	159,556	158.7%	169.1%

Ms. Batcheler	24,159	40,845	158.7%	169.1%

Mr. McGough	24,159	40,845	158.7%	169.1%

Mr. Serrao	18,119	30,634	158.7%	169.1%

(1)

The number of target performance shares noted here reflects an equitable adjustment made to the original award in connection with the spin-off of Lamb Weston on November 9, 2016. For information about equitable adjustments made to equity awards in connection with the spin-off, please see our 2017 proxy statement.

Compensation Discussion and Analysis

Unvested Cycles of the Performance Share Plan: FY17 to FY19 Cycle

The performance measures and goals adopted for the fiscal 2017 to 2019 cycle of the PSP were based on EBITDA Return on Capital (for fiscal year 2017) and EPS CAGR (fiscal years 2018 to 2019). The plan will conclude at the end of fiscal 2019, and pay out, to the extent earned, in shares of common stock in summer 2019. The specific plan targets (as adjusted for the TCJA, as discussed above) are as set forth here:

Fiscal 2017 to 2019 Cycle
Performance Period	Goal	Performance for Threshold	Performance for Target (2)	Performance for Maximum (3)
Fiscal 2017 (1) (1/3 of Total Grant)	Average EBITDA Return on Capital	17.9% (4)	20.5%	22.8%

Fiscal 2018 to 2019 (2/3 of Total Grant)	Adjusted Diluted EPS CAGR, as amended	8.0% (5)	13.2%	18.2%

(1)

The FY17 EBITDA Return on Capital goal relates solely to the company’s portfolio of businesses after the spin-off of Lamb Weston. As reported in our 2017 proxy statement, we achieved EBITDA Return on Capital of 21.4% for fiscal 2017, resulting in this tranche being notionally earned at 122.8% of target. For more information regarding the portion of the FY17 to FY19 PSP award notionally earned in fiscal 2017, see our 2017 proxy statement.

(2)	Results in a payout equal to 100% of the targeted opportunity for the related tranche

(3)	At or above results in a payout equal to 200% of the targeted opportunity for the related tranche

(4)	At or below results in no payout for the related tranche

(5)	Below results in no payout for the related tranche; achievement at this level results in payout equal to 25% of the targeted opportunity for the related tranche

Unvested Cycles of the Performance Share Plan: FY18 to FY20 Cycle

The performance measure and goals adopted for the fiscal 2018 to 2020 cycle of the PSP were based on EPS CAGR. The plan will conclude at the end of fiscal 2020, and pay out, to the extent earned, in shares of common stock in summer 2020. The specific plan targets (as amended for the TCJA, as discussed above) are as set forth here:

Fiscal 2018 to 2020 Cycle
Performance Period	Threshold Adjusted Diluted EPS CAGR, as amended (1)	Target Adjusted Diluted EPS CAGR, as amended (2)	Maximum Adjusted Diluted EPS CAGR, as amended (3)

Fiscal 2018 to 2020 (100% of Total Grant)	8.8%	12.4%	15.8%
(1)	Below results in no payout for the related tranche; achievement at this level results in payout equal to 25% of the targeted opportunity

(2)	Results in a payout equal to 100% of the targeted opportunity

(3)	At or above results in a payout equal to 200% of the targeted opportunity

The grant date fair value of all performance shares granted under the fiscal 2018 to 2020 cycle, based on the probable outcome of the performance conditions for such period, is included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2018.

Compensation Discussion and Analysis

Other Fiscal 2018 Compensation

The additional material elements of our compensation program for the named executive officers during fiscal 2018 were as follows:

Benefit Programs

We offer a package of core employee benefits to our employees, including our named executive officers. With respect to health and welfare benefits, we offer health, dental, and vision coverage and life and disability insurance. The company and employee participants share in the cost of these programs. We also offer a matching-gifts program through our Conagra Brands Foundation. To maximize community impact, the Conagra Brands Foundation offers matching gift opportunities to all employees, including the named executive officers. Donations made by the Foundation on behalf of a named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table –Fiscal 2018.

With respect to retirement benefits, we maintain a qualified 401(k) retirement plan (with a company match on employee contributions) and the named executive officers are entitled to participate in this plan on the same terms as other employees. Ms. Batcheler and Mr. McGough also participate in a qualified pension plan that was closed to new participants in 2013 and frozen effective December 31, 2017.

Some of the named executive officers and other employees at various levels of the organization participate in a voluntary deferred compensation plan. The voluntary deferred compensation plan enables us to pay retirement benefits in amounts that exceed the limitations imposed by the Code under our qualified plans. The plan allows the named executive officers, as well as a broader group of approximately 400 employees, to defer receipt of up to 50% of their base salary, up to 90% of their annual cash incentive compensation, or up to 90% of their base compensation plus annual incentive in excess of $275,000. The program permits executives to save for retirement in a tax-efficient way at minimal administrative cost to the company. Executives who participate in the program are not entitled to above-market (as defined by the SEC) or guaranteed rates of return on their deferred funds.

We include contributions made by the company to the named executive officers’ 401(k) plan and voluntary deferred compensation accounts in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2018. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2018” and “Nonqualified Deferred Compensation – Fiscal 2018” below.

Security Policy

The Committee has determined that it is appropriate to cover Mr. Connolly by our security policy. As a result, Mr. Connolly is required to take corporate aircraft for all business and personal air transportation. To offset a portion of the incremental cost to the company of his personal use of corporate aircraft, we entered into an aircraft time share agreement with Mr. Connolly. Under the agreement, Mr. Connolly is responsible for reimbursing us, in cash, certain amounts to help offset a portion of our incremental costs of personal flights, consisting of the cost of fuel and incidentals such as landing and parking fees, airport taxes and catering costs for such flights. We do not charge for the fixed costs that would be incurred in any event to operate company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). Mr. Connolly’s reimbursement obligation to the company begins once the incremental cost of his personal flights exceeds $150,000 in a fiscal year. The incremental cost to us of providing these benefits in fiscal 2018, if any, is included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2018.

A copy of the Conagra Brands, Inc. Aircraft Use Policy is available to any shareholder who requests it from the Corporate Secretary at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Compensation Discussion and Analysis

Agreements with Named Executive Officers

Agreement with Mr. Connolly

We entered into an employment agreement with Mr. Connolly in February 2015 as a part of his hiring as our Chief Executive Officer. The agreement expired on August 1, 2018. The agreement generally described Mr. Connolly’s duties and responsibilities as CEO, and, for its term, provided for a minimum base salary of $1.1 million and a customary vacation allowance. The employment agreement also outlined Mr. Connolly’s participation in our incentive compensation programs during its term. Regarding the annual incentive program, the agreement provided that Mr. Connolly’s target opportunity would be at least 150% of his base salary. With respect to long-term incentives, commencing with fiscal 2016, Mr. Connolly was entitled, each year during the term of the agreement, to receive a targeted long-term award opportunity with a value of at least $6.25 million for any ensuing three-year performance period.

The agreement subjected Mr. Connolly to our stock ownership guidelines and a one-year post-employment non-competition restriction. It also required Mr. Connolly to execute our standard confidentiality and non-solicitation agreement.

The employment agreement also provided Mr. Connolly with certain other benefits, including indemnification. The agreement entitled Mr. Connolly to use corporate aircraft, as further described above and under “Executive Compensation — Summary Compensation Table – Fiscal 2018” below.

The employment agreement provided for severance, termination and change of control benefits further described below under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

The agreement also entitled Mr. Connolly to participate in benefit plans and programs that are made available to senior executives generally. For information about the terms of Mr. Connolly’s participation in our retirement plans and deferred compensation plans, see “Executive Compensation — Nonqualified Deferred Compensation – Fiscal 2018” below.

Given Mr. Connolly’s strong, results-oriented leadership during the first three years of his tenure, and the Board’s desire to retain Mr. Connolly as Conagra Brands’ CEO for the foreseeable future, on August 2, 2018, after the end of fiscal 2018, we entered into a new letter agreement with Mr. Connolly. The agreement includes terms that are materially consistent with those described above. The key features of the new letter agreement that differ from the expired employment agreement are as follows: (1) no set expiration date; (2) a minimum base salary of $1.2 million; (3) a minimum targeted long-term award opportunity with a value equal to at least $7.5 million for any ensuing three-year performance period; (4) eligibility for payment of monthly COBRA premiums for up to 24 months following a termination without cause or for good reason; and (5) modified retirement treatment with respect to Mr. Connolly’s equity awards (specifically, a reduction in age requirements coupled with continued vesting, rather than immediate vesting). Under the new letter agreement, we also agreed to pay Mr. Connolly for professional fees incurred in the negotiation and preparation of the new letter agreement (and related documents). Mr. Connolly’s new agreement will be described in greater detail in next year’s proxy statement.

Change of Control / Severance Benefits

We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change of control. The Committee routinely evaluates participation in this program and its benefit levels to ensure their reasonableness. Since fiscal 2012, individuals promoted or hired into positions that, in the Committee’s view, are appropriate for change of control program participation have not been entitled to any excise tax gross-up protection. Although the Committee continues to believe in the importance of maintaining a change of control

Compensation Discussion and Analysis

program, it believes that offering excise tax gross-ups to new participants is inappropriate relative to best executive pay practices. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, as part of negotiations during the hiring or recruiting process, we have supplemented this plan with specific severance arrangements.

Additional Information on Compensation Practices

Committee’s Views on Executive Stock Ownership

The Committee has adopted stock ownership guidelines applicable to approximately 80 of our senior employees, including our named executive officers. These guidelines, which are represented as a percentage of salary, increase with level of responsibility within the company. The Committee has adopted these guidelines because it believes that management stock ownership promotes alignment with shareholder interests. The named executive officers are expected to reach their respective ownership requirement within a reasonable period of time after appointment. Shares personally acquired by the executive through open market purchases or through our employee benefit plans (for example, our employee stock purchase plan), as well as restricted stock, RSUs and shares acquired upon the deferral of earned bonuses, are counted toward the ownership requirement. Neither unexercised stock options nor unearned performance shares are counted. If a named executive officer’s ownership position is below the applicable ownership requirement, the named executive officer is required to hold 75% of the net shares received from equity compensation awards.

The following table reflects ownership as of July 31, 2018 for our continuing named executive officers.

Named Executive Officer	Stock Ownership Guideline (% of Salary)	Actual Ownership (% of Salary)(1)

Mr. Connolly	600%	1,189%

Mr. Marberger	400%	263%

Ms. Batcheler	400%	1,425%

Mr. McGough	400%	1,022%

Mr. Serrao	300%	478%
(1)	Based on the closing price of our common stock on the NYSE on July 31, 2018 ($36.71) and the salaries of the named executive officers in effect as of fiscal year end.

Use of Adjustments in Compensation Decisions

Our goal is to pay incentives based on the same underlying business trends and results that our investors are using to measure company performance. To incent management to make decisions that have positive long-term impacts, even at the expense of shorter term results, and to prevent one-time gains and losses from having too great of an impact on incentive payouts, the Committee designed its programs to exclude certain items impacting comparability from results in the fiscal 2018 AIP and the fiscal 2016 to 2018 cycle of the PSP. The overarching metric for the fiscal 2018 AIP and the fiscal 2016 to 2018 cycle of the PSP was adjusted EPS. The underlying metrics for the fiscal 2018 AIP were fiscal 2018 EBIT and net sales growth. The underlying metrics for the fiscal 2016 to 2018 cycle of the PSP were EBITDA Return on Capital and EPS CAGR.

In both the fiscal 2018 AIP and the fiscal 2016 to 2018 cycle of the PSP, the Committee approved adjustments that are generally consistent with the adjustments presented to investors in our discussions of comparable earnings results

Compensation Discussion and Analysis

including, in the fiscal 2016 to 2018 cycle of the PSP, an adjustment to eliminate the impact of the TCJA on our adjusted EPS. In addition, in the fiscal 2018 AIP, the Committee approved an approximately $14 million adjustment to net sales results in light of management’s decision to shift brand investments from advertising and promotion expense to retailer marketing investments, as discussed above. On an unadjusted basis, the company’s fiscal 2018 net sales were approximately $1.1 million below the level otherwise required to earn the net sales “kicker.”

Committee’s Practices Regarding the Timing of Equity Grants

We do not backdate stock options or grant equity retroactively. We do not coordinate grants of equity with disclosures of positive or negative information. Most equity is granted in the ordinary course at an annual Committee meeting each July.

As discussed above, the Committee decided to eliminate the granting of stock options from its executive compensation program in fiscal 2018 and forward. However, historically, stock options have been granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. And, if a stock option grant was made other than during the routine July Committee meeting, the company would require that the grant be made on the first trading day of the month on or following the grantee’s date of hire.

Additional Information on the Committee’s Compensation Consultant

The Committee engaged FW Cook directly to assist it in obtaining and reviewing information relevant to its compensation decisions. The independence and performance of FW Cook are of the utmost importance to the Committee. As a result, Committee policy prevents management from directly engaging the consultant without the prior approval of the Committee’s Chair. For fiscal 2018, FW Cook did not provide any additional services to us or our affiliates. In addition, the Committee reviews the types of services provided by the consultant and all fees paid for those services on a regular basis and conducts a formal evaluation of the consultant on an annual basis. The Committee assessed the independence of FW Cook, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to FW Cook during fiscal 2018. Based on this review, the Committee did not identify any conflict of interest raised by the work performed by FW Cook.

Tax and Accounting Implications of the Committee’s Compensation Decisions

U.S. federal income tax law prohibits us from taking a tax deduction for certain compensation paid in excess of $1 million to certain executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the TCJA, effective for taxable years beginning after December 31, 2017, unless certain transition relief is available. The Committee’s general intent prior to implementation of the TCJA was to structure our executive compensation programs so that payments could qualify as “performance-based compensation.” However, the Committee may have decided from time to time to grant compensation that would not (or could not) be able to qualify as “performance-based compensation” if appropriate to achieve the objectives of the compensation program.

With the repeal of the “performance-based compensation” provisions of Section 162(m) of the Code, compensation granted by the Committee may, more frequently, be non-deductible. The Committee believes that the tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may

Compensation Discussion and Analysis

not so qualify. Moreover, even if the Committee intended to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the company cannot guarantee that such compensation ultimately will be deductible.

For fiscal 2018, all annual incentive and performance share awards to covered employees were subject to, and made in accordance with, performance-based compensation arrangements that were then intended to qualify as tax deductible. To that end, the Committee approved a framework in which (1) maximum awards under these incentive programs would be authorized upon attainment of adjusted EPS of: $0.10 for the fiscal 2018 AIP; $0.10 per year for the performance period for the fiscal 2016 to 2018 cycle of the PSP; $0.10 per year for the performance period for the fiscal 2017 to 2019 cycle of the PSP; and $0.10 per year for the performance period for the fiscal 2018 to 2020 cycle of the PSP; and (2) negative discretion would be applied by the Committee to decrease authorized awards based upon the program frameworks described above.

Compensation Committee Report

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2018.

Conagra Brands, Inc. Human Resources Committee

Bradley A. Alford	Rajive Johri

Richard H. Lenny	Ruth Ann Marshall

Executive Compensation

Executive Compensation

Summary Compensation Table – Fiscal 2018

The table below presents compensation information for individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2018 and for each of the other three most highly-compensated individuals who were serving as executive officers at the end of fiscal 2018. Mr. Marberger was not a named executive officer in fiscal 2016; as such, information about his compensation for fiscal 2016 is omitted. Mr. Serrao was not a named executive officer in fiscal 2017 or 2016; as such, information about his compensation for fiscal years 2017 and 2016 is similarly omitted.

The amounts in the following Summary Compensation Table for Mr. Connolly are based in part on his employment agreement. For more information about the material terms of the employment agreement with Mr. Connolly and the change of control agreements we have entered into with each of our named executive officers, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above and “Potential Payments Upon Termination or Change of Control” below.

For more information about our named executive officers’ mix of base salary and annual incentive compensation to their total compensation, see the discussion under “Compensation Discussion and Analysis — Elements of Fiscal 2018 Executive Compensation” above.

Please note that all share amounts and (if applicable) exercise prices included in the tables in this “Executive Compensation” section for awards granted prior to November 9, 2016 reflect the equitable adjustments to the company’s outstanding equity awards that were made in connection with the spin-off of Lamb Weston. For additional information about such equitable adjustments, please see “Compensation Discussion and Analysis – Special Note on the Treatment of Equity Awards in the Spinoff” in our 2017 proxy statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($) (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total ($)
Sean Connolly	2018	1,142,308	-	6,676,835	-	2,250,000	-	404,128	10,473,271
CEO and President	2017	1,100,000	-	4,628,385	1,246,952	2,314,950	-	477,990	9,768,277
	2016	1,100,000	-	4,396,589	1,032,499	3,258,750	-	157,972	9,945,810
David Marberger	2018	639,231	-	1,582,062	-	715,107	-	91,029	3,027,429
Chief Financial Officer	2017	423,846	200,000	1,631,211	299,447	471,588	-	22,754	3,048,846

Colleen Batcheler	2018	540,750	-	1,582,062	-	672,152	10,449	109,850	2,915,263
General Counsel	2017	538,630	-	1,184,861	319,214	749,126	25,118	267,098	3,084,047
	2016	521,635	-	2,895,365	264,335	989,019	39,296	97,807	4,807,457
Tom McGough	2018	669,500	-	1,582,062	-	832,189	15,987	137,007	3,236,745
President,	2017	666,875	-	1,184,861	319,214	878,675	35,360	150,550	3,235,535
Operating Segments	2016	636,538	-	2,895,365	264,335	1,156,589	48,895	57,867	5,059,589
Darren Serrao	2018	496,797	-	1,186,587	-	581,029	-	84,580	2,348,993
Chief Growth Officer

1.

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock awards granted during the reported fiscal years. For the performance shares awarded in fiscal 2018 (the fiscal 2018 to fiscal 2020 cycle of the PSP), the amounts

Executive Compensation

reported are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming the highest level of performance is achieved for the performance shares awarded in fiscal 2018, the grant date fair value of these awards would have been: Mr. Connolly, $10,201,140; Mr. Marberger, $2,417,567; Ms. Batcheler, $2,417,567; Mr. McGough, $2,417,567; and Mr. Serrao, $1,813,209.

2.	For fiscal 2018, reflects awards earned under the fiscal 2018 AIP. A description of the fiscal 2018 AIP is included in the Compensation Discussion and Analysis.

3.

The measurement date for pension value for fiscal 2018 was May 27, 2018. We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. For fiscal 2018, the entire amount reflects the aggregate change in the actuarial present value of pension amounts rather than nonqualified deferred compensation earnings.

4.	The components of fiscal 2018 “All Other Compensation” include the following:

	Perquisites and Personal Benefits (a)
Named Executive Officer	(Column 1) Personal Use of Aircraft $	(Column 2) Matching Gifts $	(Column 3) Company Contribution to Defined Contribution Plans $ (c)
Mr. Connolly	106,841	-	297,287
Mr. Marberger	-	(b)	85,029
Ms. Batcheler	-	(b)	108,350
Mr. McGough	-	(b)	135,507
Mr. Serrao	-	(b)	78,080

(a)

All amounts shown are valued at the incremental cost to us of providing the benefit. For Column 1, also includes the incremental cost of repositioning flights associated with personal use by the named executive officer. With respect to Mr. Connolly’s use of company aircraft (Column 1), Mr. Connolly is a party to an aircraft time share agreement with us. Under this agreement, Mr. Connolly reimburses us in cash for a portion of our incremental costs of personal flights (in other words, the cost of fuel and incidentals, such as landing and parking fees, airport taxes and catering costs for such flights). We do not charge Mr. Connolly for the fixed costs that would be incurred in any event to operate the company aircraft (for example, aircraft purchase costs, maintenance, insurance and flight crew salaries). Because the incremental cost of such flights did not exceed $150,000 in fiscal 2018, Mr. Connolly was not required to make any payments under the time share agreement.

(b)	For Columns 1 and 2, inclusive, a (b) notation in lieu of a dollar amount indicates that the named executive officer received the benefit but at an incremental cost to us of less than $25,000.

(c)

Reflects the qualified CRISP contributions by us. In addition, reflects the non-elective contribution made to each eligible participant’s account in the Voluntary Deferred Comp Plan (as further described below). See the discussion under “Nonqualified Deferred Compensation – Fiscal 2018.”

Executive Compensation

Grants of Plan-Based Awards – Fiscal 2018

The following table presents information about grants of plan-based awards (equity and non-equity) during fiscal 2018 to the named executive officers. All equity-based grants were made under the shareholder approved Conagra Brands, Inc. 2014 Stock Plan, which we refer to as the 2014 Stock Plan.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr.	-		-	1,713,462	3,769,616	-	-	-	-	-
Connolly	7/20/2017	7/19/2017	-	-	-	-	151,128	302,256	-	5,100,570
	7/20/2017	7/19/2017	-	-	-	-	-	-	50,376	1,576,265
Mr.	-		-	575,308	1,265,678	-	-	-	-	-
Marberger	7/19/2017	7/19/2017	-	-	-	-	35,710	71,420	-	1,208,784
	7/19/2017	7/19/2017	-	-	-	-	-	-	11,903	373,278
Ms.	-		-	540,750	1,189,650	-	-	-	-	-
Batcheler	7/19/2017	7/19/2017	-	-	-	-	35,710	71,420	-	1,208,784
	7/19/2017	7/19/2017	-	-	-	-	-	-	11,903	373,278
Mr.	-		-	669,500	1,472,900	-	-	-	-	-
McGough	7/19/2017	7/19/2017	-	-	-	-	35,710	71,420	-	1,208,784
	7/19/2017	7/19/2017	-	-	-	-	-	-	11,903	373,278
Mr.	-		-	447,117	983,657	-	-	-	-	-
Serrao	7/19/2017	7/19/2017	-	-	-	-	26,783	53,566	-	906,605
	7/19/2017	7/19/2017	-	-	-	-	-	-	8,928	279,982

1.

Amounts reflect grants made under the fiscal 2018 AIP discussed in our Compensation Discussion and Analysis. Actual payouts earned under the program for fiscal 2018 for all named executive officers can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table – Fiscal 2018.

2.

Amounts reflect the performance shares granted to our named executive officers under our long-term incentive program for the fiscal 2018 to 2020 cycle. All awards under the fiscal 2018 to 2020 cycle, including any above-target payouts, will be earned based on our performance during the three-fiscal-year period ending May 31, 2020. Further information about these grants can be found in the section headed “Compensation Discussion and Analysis – Long-Term Incentive Plan.” Final payouts are subject to full negative discretion by the Committee.

3.

The grant date fair value of performance shares granted under our long-term incentive program for the fiscal 2018 to 2020 performance cycle are based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718). These amounts are included in the “Stock Awards” column of the Summary Compensation Table – Fiscal 2018.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2018

The following table lists all stock options, performance shares and RSU awards outstanding as of May 27, 2018 for the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (5)
Mr.	4/1/2015	806,150	-	27.44	3/31/2025	-		-	-	-
Connolly	8/28/2015	188,740	94,371	31.06	8/27/2025	-		-	-	-
	7/11/2016	91,103	182,206	35.81	7/10/2026	-		-	-	-
	8/28/2015	-	-	-	-	47,185		1,765,191	-	-
	7/11/2016	-	-	-	-	45,551		1,704,063	-	-
	7/20/2017	-	-	-	-	50,376		1,884,566	-	-
	8/19/2016	-	-	-	-	-		-	184,669	6,908,467
	7/20/2017	-	-	-	-	-		-	309,517	11,579,031
Mr.	9/1/2016	23,082	46,166	34.26	8/31/2026	-		-	-	-
Marberger	9/1/2016	-	-	-	-	11,541		431,749	-	-
	9/1/2016	-	-	-	-	7,144	(3)	267,257	-	-
	7/19/2017	-	-	-	-	11,903		445,291	-	-
	8/19/2016	-	-	-	-	-		-	47,275	1,768,558
	7/19/2017	-	-	-	-	-		-	73,136	2,736,018
Ms.	7/15/2013	187,607	-	27.46	7/14/2023	-		-	-	-
Batcheler	8/28/2015	48,320	24,160	31.06	8/27/2025	-		-	-	-
	7/11/2016	23,321	46,644	35.81	7/10/2026	-		-	-	-
	7/17/2015	-	-	-	-	53,508		2,001,734	-	-
	8/28/2015	-	-	-	-	12,080		451,913	-	-
	7/11/2016	-	-	-	-	11,660		436,201	-	-
	7/19/2017	-	-	-	-	11,903		445,291	-	-
	8/19/2016	-	-	-	-	-		-	47,275	1,768,558
	7/19/2017	-	-	-	-	-		-	73,136	2,736,018
Mr.	7/16/2012	80,615	-	18.42	7/15/2022	-		-	-	-
McGough	7/15/2013	187,607	-	27.46	7/14/2023	-		-	-	-
	7/14/2014	205,951	-	23.00	7/13/2024	-		-	-	-
	8/28/2015	48,320	24,160	31.06	8/27/2025	-		-	-	-
	7/11/2016	23,321	46,644	35.81	7/10/2026	-		-	-	-
	7/17/2015	-	-	-	-	53,508		2,001,734	-	-
	8/28/2015	-	-	-	-	12,080		451,913	-	-
	7/11/2016	-	-	-	-	11,660		436,201	-	-
	7/19/2017	-	-	-	-	11,903		445,291	-	-
	8/19/2016	-	-	-	-	-		-	47,275	1,768,558
	7/19/2017	-	-	-	-	-		-	73,136	2,736,018
Mr.	8/28/2015	36,238	18,120	31.06	8/27/2025	-		-	-	-
Serrao	7/11/2016	17,490	34,982	35.81	7/10/2026	-		-	-	-
	8/28/2015	-	-	-	-	9,059		338,897	-	-
	9/1/2015	-	-	-	-	4,346	(4)	162,584	-	-
	7/11/2016	-	-	-	-	8,745		327,150	-	-
	7/19/2017	-	-	-	-	8,928		333,996	-	-
	8/19/2016	-	-	-	-	-		-	35,455	1,326,372
	7/19/2017	-	-	-	-	-		-	54,853	2,052,051

Executive Compensation

1.

All options were granted with an exercise price equal to the closing market price of our common stock on the NYSE on the date of grant. The vesting schedule for options that were outstanding but that could not be exercised at fiscal year-end for the named executive officers is as follows:

	Unexercisable at FYE	Vesting Schedule			Unexercisable at FYE	Vesting Schedule
		# of Shares	Vesting Date			# of Shares	Vesting Date
Mr. Connolly	94,371	94,371	8/28/18	Mr. McGough	24,160	24,160	8/28/18
	182,206	91,103	7/11/18		46,644	23,322	7/11/18
		91,103	7/11/19			23,322	7/11/19
Mr. Marberger	46,166	23,083	9/1/18	Mr. Serrao	18,120	18,120	8/28/18
		23,083	9/1/19		34,982	17,491	7/11/18
						17,491	7/11/19
Ms. Batcheler	24,160	24,160	8/28/18
	46,644	23,322	7/11/18
		23,322	7/11/19

2.	Unless otherwise indicated, RSUs generally vest in full on the third anniversary of the grant date.

3.

Represents a sign-on grant of RSUs awarded to Mr. Marberger on September 1, 2016 pursuant to the terms of his offer letter. These RSUs generally vest in two equal installments on each of the first two anniversaries of the grant date.

4.	Represents a grant of RSUs awarded to Mr. Serrao on September 1, 2015. These RSUs generally vest in three substantially equal installments on each of the first three anniversaries of the grant date.

5.

The market value of unvested or unearned RSUs and unearned shares is calculated using $37.41 per share, which was the closing market price of our common stock on the NYSE on the last trading day of fiscal 2018.

6.

Reflects, on separate lines, as of May 27, 2018, the maximum number of shares that could be earned under the fiscal 2017 to 2019 cycle of the PSP, and the maximum number of shares that could be earned under the fiscal 2018 to 2020 cycle of the PSP, plus accrued dividend equivalents. The performance shares are not earned unless we achieve the performance targets specified in the plan. Shares earned under the fiscal 2017 to 2019 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2019, and shares earned under the fiscal 2018 to 2020 cycle, plus dividend equivalents, will be distributed, if earned, following fiscal 2020.

Option Exercises and Stock Vested – Fiscal 2018

The following table summarizes the RSUs vested and the option awards exercised during fiscal 2018 for each of the named executive officers as well as the performance shares that were earned by and paid out to the named executive officers for the fiscal 2016 to 2018 cycle of the PSP.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mr. Connolly	-	-	225,939(2)	8,417,195
Mr. Marberger	-	-	7,143(3)	234,862
Ms. Batcheler	254,320	3,477,847	40,845	1,528,011
Mr. McGough	-	-	40,845	1,528,011
Mr. Serrao	-	-	34,980(4)	1,288,914

1.

Pursuant to the terms of the PSP, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers through this dividend equivalent feature (and included in this table) were: 9,787 shares for Mr. Connolly; 2,505 shares for Ms. Batcheler; 2,505 shares for Mr. McGough; and 1,879 shares for Mr. Serrao.

Executive Compensation

2.	The number of shares noted here includes 4,502 additional shares of common stock from dividend equivalents provided as part of a sign-on RSU grant awarded to Mr. Connolly on April 1, 2015.

3.	The number of shares noted here is comprised solely of the portion of a sign-on RSU grant awarded to Mr. Marberger on September 1, 2016 that vested during fiscal 2018.

4.	The number of shares noted here includes 4,346 shares underlying RSUs awarded as part of a sign-on grant to Mr. Serrao on September 1, 2015.

Pension Benefits – Fiscal 2018

Conagra Brands has historically maintained a non-contributory defined benefit pension plan for eligible employees, which we refer to as the Qualified Pension. The Qualified Pension was closed to new participants who joined the company on or after August 1, 2013. As a result, Messrs. Connolly, Marberger and Serrao are not eligible to participate. Of the named executive officers, only Ms. Batcheler and Mr. McGough participate.

In the Qualified Pension, the pension benefit formula for the named executive officer participants is determined by adding two components:

•	A multiple – 0.9% — of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service).

•	A multiple – 1.3% — of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company, up to the IRS limit, for the highest five consecutive years of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table year to year) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the IRS by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in the pension benefit once they have five years of vesting service with the company; each of Ms. Batcheler and Mr. McGough are vested. Pension benefits become payable at age 65 for normal retirement, or at age 55 with 10 years of service for early retirement. There is no difference in the benefit formula upon an early retirement, and there is no payment election option that would impact the amount of annual benefits any of the named executive officers would receive. The Qualified Pension was frozen effective December 31, 2017. Credited service and Average Monthly Earnings were frozen as of such date.

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3)
Mr. Connolly (4)	Qualified Pension	-	-
Mr. Marberger (4)	Qualified Pension	-	-
Ms. Batcheler	Qualified Pension	11.5	224,762
Mr. McGough	Qualified Pension	10.9	292,390
Mr. Serrao (4)	Qualified Pension	-	-

1.	Qualified Pension refers to the Conagra Brands, Inc. Pension Plan for Salaried Employees.

2.

The number of years of credited service set forth above is calculated as of May 27, 2018, which is the pension plan measurement date used for financial statement reporting purposes. The number of years of credited service set forth above is less than the actual years of service of each of Ms. Batcheler and Mr. McGough due to the freezing of the Qualified Pension effective December 31, 2017. Actual years of service are as follows: 11.9 years for Ms. Batcheler and 11.3 years for Mr. McGough.

3.

The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are presented in footnote 14 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2018.

4.	Messrs. Connolly, Marberger and Serrao are not eligible to participate in the Qualified Pension.

Executive Compensation

Nonqualified Deferred Compensation – Fiscal 2018

The table following this summary shows the nonqualified deferred compensation activity for each named executive officer during fiscal 2018. The amounts shown include amounts deferred under the Conagra Brands Retirement Income Savings Plan, or Qualified CRISP, which is our qualified 401(k) plan, and the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, as amended and restated, or Voluntary Deferred Comp Plan.

Under our Qualified CRISP, which is a broad-based plan for employees, the company will match 100% of the first 6% of salary and bonus the employee contributes to the plan, and make an additional contribution of 3% of salary and annual incentive. This formula was in effect for all of fiscal 2018 for Mr. Connolly, Mr. Marberger and Mr. Serrao. For Ms. Batcheler and Mr. McGough, who participated in the Qualified Pension during fiscal 2018 until it was frozen on December 31, 2017, this formula went into effect on January 1, 2018. Previously, the company matched only 66 2⁄3% of the first 6% of salary and bonus contributed to the plan. Participants are provided a wide-array of investment alternatives for their account balances.

Our Voluntary Deferred Comp Plan allows certain domestic management-level employees whose salary is $125,000 or more per year to defer receipt of 5% to 50% of their salary, up to 90% of their annual incentive payment, or up to 90% of their salary plus annual incentive payment in excess of $275,000. The investment alternatives for deferred amounts mirror those available under our Qualified CRISP. An election to participate in the plan must be timely filed with the company in accordance with IRS requirements.

Our Voluntary Deferred Comp Plan also provides nonqualified matching contribution benefits. The plan provides for company matching contributions and company non-elective contributions for eligible participants associated with amounts of eligible compensation above IRS limits. The matching contribution is a dollar for dollar match, limited to 6% of eligible compensation earned by the participant and paid by the company in excess of the IRS limit. Eligible participants are allowed to defer no more than 50% of their base salary and no more than 90% of their annual incentive payment that exceeds the IRS limit. The non-elective contribution is equal to 3% of an eligible participant’s eligible compensation in excess of the IRS limit. Matching contributions and non-elective contributions are credited on or about December 31st of each year if the eligible participant earns in excess of the IRS limit and the participant is actively employed at the end of the calendar year.

The Voluntary Deferred Comp Plan also provides that, unless the company determines otherwise with respect to a participant, the interest of each participant in his or her matching contributions and non-elective contributions will be 100% vested.

With respect to distributions from the Voluntary Deferred Comp Plan, in general, amounts will be distributed in cash in a lump sum in January following the individual’s separation from service. Participants may also elect to receive their balances at certain other times, including in the January of the calendar year specified by the participant or 18 months following the occurrence of a change of control. Elections regarding the time and form of payment are intended to comply with Section 409A of the Code, and certain payments to executives meeting the definition of a “specified employee” under Section 409A will be delayed for six months after the date of the separation from service. Executives may make hardship withdrawals from the Voluntary Deferred Comp Plan under certain circumstances, but no hardship withdrawals were requested by executives during fiscal 2018.

Name	Plan (1)	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Mr. Connolly	Voluntary Def Comp Plan	187,039	278,422	67,654	-	1,402,740
Mr. Marberger	Voluntary Def Comp Plan	421,477	71,529	11,307	-	762,625
Ms. Batcheler	Voluntary Def Comp Plan	56,574	89,632	23,886	(154,292)	305,206
Mr. McGough	Voluntary Def Comp Plan	148,798	112,332	98,440	(11,182)	1,076,621
Mr. Serrao	Voluntary Def Comp Plan	47,681	60,599	13,335	-	255,109

Executive Compensation

1.	Voluntary Def Comp Plan refers to the Conagra Brands, Inc. Amended and Restated Voluntary Deferred Compensation Plan, as amended.

2.	The amounts reported are included in the “Salary” column of the Summary Compensation Table – Fiscal 2018.

3.

The amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table – Fiscal 2018. These amounts, together with our match on executive contributions to the Qualified CRISP, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 4 to the Summary Compensation Table – Fiscal 2018.

4.	Our Voluntary Def Comp Plan does not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table – Fiscal 2018.

5.

The following amounts from this column were reported in Summary Compensation Tables for prior fiscal years: Mr. Connolly, $815,343; Mr. Marberger, $258,102; Ms. Batcheler, $342,709; Mr. McGough, $625,466; and Mr. Serrao, $0. These amounts reflect contributions only and do not include accumulated earnings or losses. The amount in this column includes the amount reflected in the “Executive Contributions in Last FY” column.

Potential Payments Upon Termination or Change of Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of certain benefits) upon a change of control. Severance and other benefits that are payable upon a termination of employment or upon a change of control are described below.

The tables following the narrative discussion summarize amounts payable upon termination or a change of control under varying circumstances, assuming that the change of control occurred on, or that the executive’s employment terminated on, May 25, 2018, the last business day of fiscal 2018. Other key assumptions used in compiling the tables are set forth immediately preceding each table. In the event of an actual triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Code.

Severance Pay Plan. We maintain a severance pay plan that provides severance guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of Conagra Brands; for any particular employee, we may elect to provide severance as suggested by the plan or to provide benefits equal to, greater than or less than those provided in the guidelines. Ms. Batcheler and Messrs. Marberger, McGough, and Serrao are potentially covered by the plan. Until Mr. Connolly’s employment agreement with us expired on August 1, 2018, Mr. Connolly’s severance benefits were to be paid in accordance with that agreement, as further described below, rather than the severance pay plan. On August 2, 2018, we entered into a new letter agreement with Mr. Connolly that, among other things, addresses his severance benefits from and after August 2, 2018. For information regarding the new letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

Under the severance pay plan, the severance guideline for individuals above a certain pay grade, including that of our named executive officers, is 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service prior to separation. The guidelines also provide that upon notice that the former employee has obtained new employment, we will provide him or her with a lump sum payment equal to 50% of the severance pay remaining; the other 50% would be forfeited. In addition, the guidelines provide for the provision during this period of the same type and level of health plan coverage that was in effect immediately prior to the executive officer’s termination of employment, up to a maximum of 18 months.

If a named executive officer is entitled to receive a severance payment under a change of control agreement (described below), we are not required to make payments to him or her under the severance pay plan.

Agreement with Mr. Connolly. As of May 25, 2018, we were party to an employment agreement with Mr. Connolly that addressed matters such as his salary, participation in our annual and long-term incentive plans and participation in

Executive Compensation

health and welfare benefit plans and other benefit programs and arrangements. The agreement also addressed Mr. Connolly’s severance benefits and right to participate in our change of control benefit program. For information regarding the new letter agreement with Mr. Connolly, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers” above.

A summary of Mr. Connolly’s severance benefits is provided below. Generally, any payments made under the employment agreement upon disability or as a result of a termination without cause or for good reason (other than certain benefits required by law) would be conditioned on Mr. Connolly first signing a release agreement in a form approved by us.

We have excluded retirement as a hypothetical scenario in the table below because Mr. Connolly would not have been eligible for retirement at any time during fiscal 2018.

	Involuntary Termination with Cause	Involuntary Termination without Cause or Voluntary Termination with Good Reason	Voluntary Termination without Good Reason	Death or Disability

Salary	Paid through month of termination	Paid through month of termination, also paid a lump sum equal to 2 times annual salary	Paid through month of termination	Paid through month of event

Annual Incentive Plan	Not eligible for payment	Paid no less than prorated award for year of termination based on actual results, plus a lump sum equal to 2 times target for year of termination	Not eligible for payment	Paid no less than a prorated award for the year of event based on actual results

PSP Awards	In all scenarios, paid in accordance with plan provisions

Stock Options	Options terminate Unexercised options lapse

Sign-on options fully vest and

remain exercisable for 3 years

(or until earlier expiration date)

Unvested options awarded

under the fiscal 2016 to 2018

long-term incentive plan vest

and become exercisable on a prorated basis

Vested options remain

exercisable for 90 days (or until earlier expiration date)

Other unvested options are

forfeited

			Vested options remain exercisable for 90 days (or until earlier expiration date) Unvested options are forfeited	Options fully vest and remain exercisable for 3 years after event (or until earlier expiration date) (for death) Options vest on a prorated basis (for disability)

RSUs	RSUs are forfeited	Sign-on RSUs fully vest Unvested RSUs are forfeited	Unvested RSUs are forfeited	Unvested RSUs fully vest (for death) Unvested RSUs vest on a prorated basis (for disability)

Executive Compensation

In addition, upon any of the hypothetical termination scenarios described above, Mr. Connolly would be paid his balance under our Voluntary Deferred Comp Plan based on his advance elections, and would be eligible for health and welfare benefits in accordance with applicable plan provisions.

Mr. Connolly’s agreement provides that all cash payments are generally payable in a lump sum the sixty-first day following termination of employment, unless otherwise provided in an applicable plan. Payments under the annual incentive plan and the long-term incentive plan are payable following the end of the fiscal year or other performance period at the same time such payments are made to the other senior executive officers. If Mr. Connolly is a “specified employee” within the meaning of Section 409A of the Code at the time of his separation, certain payments would be delayed for six months after the date of the separation from service.

We currently maintain a separate change of control program, as discussed below. Mr. Connolly’s agreement provides him the right to participate in our change of control program as modified from time to time.

Either party to Mr. Connolly’s employment agreement could terminate the agreement at any time. Mr. Connolly has agreed to non-competition restrictions extending one year after termination and to our standard confidentiality and two-year non-solicitation agreements.

Annual Incentive Plan (the “AIP”). The following terms of the AIP govern the impact of specific separation events not covered by an individual agreement:

•

Involuntary termination due to position elimination: If a participant’s position is involuntarily eliminated such that the employee is eligible for severance, he or she would be eligible for a prorated award based on the number of days the individual was eligible to participate in the plan and actual performance.

•

Termination due to retirement: If a participant retires after reaching age 65, or after reaching age 55 with at least 10 years of service, or after reaching age 60 with at least 5 years of service, during the fiscal year, the participant will be eligible for a prorated incentive award based on the number of days the individual was eligible to participate in the plan and actual performance.

•

Termination due to death: Any incentive payment for which a participant would have been eligible would be prorated based on the number of days the individual was eligible to participate in the plan to the date of the participant’s death, and paid to his or her estate.

Except as might otherwise be required by law, in the absence of one of the foregoing events (or a specific agreement with us), a participant would forfeit his or her AIP award if he or she failed to be an active employee at the end of the fiscal year. Any prorated award is based on actual performance for the fiscal year and is payable after the end of such fiscal year when payments are made to other participants.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control.

Long-Term Incentive Plan – Performance Shares. The following terms of the PSP would have governed the impact of a May 25, 2018 separation from us on the performance shares granted under the fiscal 2016 to 2018, fiscal 2017 to 2019 and fiscal 2018 to 2020 cycles of the PSP:

•

Termination for any reason other than death, disability, retirement or certain involuntary terminations: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether or not the shares are earned as of such date. The Committee has the discretion to pay out some or all of the forfeited performance shares if (i) they would have been earned based on performance and (ii) the Committee deems such a payout appropriate and in our best interests. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed.

Executive Compensation

•	Termination due to disability or retirement:

o

For performance shares granted prior to July 19, 2017: The participant will receive a pro rata share of the performance shares that would have been earned for the full performance period, prorated based upon the full number of fiscal years completed during the performance period as of the participant’s termination date if such performance shares have been earned based on performance. Such performance shares will be distributed to the participant at the same time they are distributed to other participants who remain employed.

o

For performance shares granted on or after July 19, 2017: On termination due to disability, the participant will receive a pro rata share of the performance shares that would have been earned for the full performance period at the “target” level, prorated based upon days of service as of the participant’s termination date. On termination due to normal retirement or early retirement (as each term is defined in the PSP), such participant’s awards will vest based on actual performance for the full performance period (but, in the case of early retirement, the award will be prorated based on days of service during the performance period).

•	Termination due to death:

o

For performance shares granted prior to July 19, 2017: The participant will receive a pro rata share of the targeted performance shares based on the number of full fiscal years in the performance period during which the employee was employed. For example, upon a June 15, 2017 death, a participant would have been eligible for a payout at actual performance for the fiscal 2015 to 2017 award, since the performance period ended prior to the death, and the participant would have been eligible for a payout at targeted levels for two-thirds of the total fiscal 2016 to 2018 award and one-third of the total fiscal 2017 to 2019 award.

o	For performance shares granted on or after July 19, 2017: The performance shares will vest in full at the target level.

•

Involuntary Termination: For performance shares granted on or after July 19, 2017, if a participant experiences an involuntary termination of employment that results in severance, such participant’s awards will vest based on actual performance for the full performance period, prorated based on days of service completed during the performance period.

•

In the event of a change of control (as defined in the PSP), the earned portion of a participant’s award will be determined as of the change of control, using a share valuation methodology further described in the PSP and based on the greater of target performance and actual performance through the end of our fiscal period that ends immediately prior to the change of control (the “Change of Control Value”). If no replacement award meeting the requirements set forth in the PSP is provided, a participant will vest in a cash payment equal to the Change of Control Value. If a qualifying replacement award is provided, it will generally take the form of a time-based, stock-settled award with a value equal to the Change of Control Value and will generally vest, subject to continued employment, at the end of the performance period applicable to the original performance share award. Following a change of control, a replacement award will also vest in full if the participant dies or, within two years of the change of control, becomes retirement eligible (only for awards granted prior to July 19, 2017) or terminates employment due to normal or early retirement (only for awards granted on or after July 19, 2017), is terminated without cause (as defined in the PSP) or resigns for good reason (as defined in the PSP), or is terminated due to disability.

Long-Term Incentive Plan – Stock Options. The following terms generally govern the impact of a separation from us on outstanding stock options:

•

Termination for any reason other than death, disability, early retirement or retirement: The participant forfeits all options unvested at the date of termination and would have 90 days to exercise vested options. Options

Executive Compensation

granted under the 2014 Stock Plan are eligible for pro rata vesting if a termination due to job elimination, divestiture, or reduction in force occurs at least one year from the date of grant.

•

Termination due to disability or early retirement: All vested options are exercisable for three years after termination (but not beyond the end of the seven-year or ten-year term of such options). The participant forfeits all other options that have not vested at the date of termination. Options granted under the 2014 Stock Plan are eligible for pro rata vesting if the termination occurs at least one year from the date of grant.

•

Termination due to death: All unvested options would automatically become vested and exercisable, and such options would remain exercisable for three years following the participant’s death (but not beyond the end of the seven-year or ten-year term of such options).

•

Termination due to normal retirement: All unvested options would automatically become vested and exercisable. Such options would remain exercisable for three years following termination (but not beyond the end of the seven-year or ten-year term of such options).

Each of the agreements evidencing outstanding awards of stock options that were entered into prior to October 2014 provide that the vesting of the award will accelerate upon a change of control. Award agreements entered into after October 2014 provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving entity to provide a replacement award) to trigger vesting.

Long-Term Incentive Plan – RSUs. The following terms generally govern the impact of a separation from us on outstanding RSUs:

•

Termination for any reason other than death, disability, early retirement or retirement: The participant forfeits all RSUs unvested at the date of termination. RSUs granted under the 2014 Stock Plan are eligible for pro rata vesting if a termination due to job elimination, divestiture or reduction in force occurs at least one year after the date of grant (or, for RSUs granted in fiscal 2018, at any time prior to vesting). Retention RSUs granted in fiscal 2016 will vest fully if a termination occurs due to a position elimination or reduction in force. Mr. Marberger’s sign-on RSUs will vest fully if his employment is terminated without cause.

•

Termination due to disability or early retirement: RSUs granted under the 2014 Stock Plan are eligible for pro rata vesting if the termination occurs at least one year from the date of grant (or, for RSUs granted in fiscal 2018, at any time prior to vesting).

•	Termination due to death: All unvested RSUs would automatically vest.

•

Termination due to normal retirement: All unvested RSUs would automatically vest if the retirement occurs at least one year from the date of grant (or, for RSUs granted in fiscal 2018, at any time prior to vesting).

Each of the agreements evidencing outstanding awards of RSUs provide for double-trigger vesting, requiring both a change of control event and a qualifying termination of employment (or a failure of the surviving company to provide a replacement award) to trigger vesting.

The treatment of Mr. Connolly’s equity awards upon a termination without “Cause” or a resignation for “Good Reason” is further governed by his agreement with us.

Retirement Benefits. Each of our Qualified Pension and Voluntary Deferred Comp Plan contains provisions relating to the termination of the participant’s employment. These payments are described more fully in the disclosure provided in connection with the “Pension Benefits – Fiscal 2018” and “Nonqualified Deferred Compensation – Fiscal 2018” sections of this proxy statement.

Change of Control Program. The change of control program for senior executives is designed to encourage management to continue performing its responsibilities in the event of a pending or potential change of control. During fiscal 2018, this program covered each of the named executive officers.

Executive Compensation

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board, which, for these purposes, we refer to as the Incumbent Board, cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of Conagra Brands or the sale of all or substantially all of our assets.

The agreements provide that upon a change of control, we may (at the sole and absolute discretion of the Board or Committee) pay each executive all or a prorated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs. The terms of our stock plan and award agreements govern the treatment of equity awards upon a change of control. With respect to severance, the change of control agreements are double-trigger arrangements, requiring both a change of control event and a qualifying termination of employment to trigger benefits. A qualifying termination event occurs if, within three years after a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason.”

Executives entitled to severance benefits under a change of control agreement forfeit any severance compensation and benefits under our severance pay plan guidelines and receive the following (subject to execution of a release of claims in favor of us):

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s target bonus percentage as of the date the change of control agreement is executed, whichever is greater). The multiples range from two to three (three for Mr. Connolly and Ms. Batcheler and two for Messrs. Marberger, McGough, and Serrao).

•

continuation for three years (for agreements in place prior to July 2011) or two years (for agreements in place after July 2011) of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives, with premiums paid by the executive at the rate required of other executive employees (or, for medical and dental benefits, the COBRA rate). Conagra Brands must pay the executive a single lump sum payment equal to an amount to offset taxes (for agreements in place prior to July 2011) plus the executive’s estimated cost to participate in the medical and dental plans.

•

a supplemental benefit under our Voluntary Deferred Comp Plan equal to three times (for agreements in place prior to July 2011) or one time (for agreements in place after July 2011) the maximum company contribution that the executive could have received under the Qualified CRISP and Voluntary Deferred Comp Plan in the year in which the change of control occurs.

•	outplacement assistance not exceeding $30,000.

Generally, a termination for “cause” under the agreement requires (as further described in the change of control agreements) (1) the willful and continued failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to us or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for us. A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of Conagra Brands to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary

Executive Compensation

removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel. Certain payments to a “specified employee” within the meaning of Section 409A of the Code will be delayed for six months after the date of the separation from service.

For agreements in place prior to July 2011, the agreements also entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax.

Following a review of market practices in July 2011, the Committee adopted a policy that any future change of control benefits should be structured without any excise tax gross-up protection. Mr. Connolly’s, Mr. McGough’s, Mr. Marberger’s and Mr. Serrao’s agreements do not contain an excise tax gross-ups. Although the Committee continues to believe in the importance of maintaining a change of control program, it believes that offering excise tax gross-ups in the future is inappropriate relative to best executive pay practices.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as our full-time employee is terminated or the executive enters into a written separation agreement with us. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits. In the disclosure below, the first table summarizes estimated incremental amounts payable upon termination under various hypothetical scenarios. A second table summarizes estimated incremental amounts payable upon a hypothetical change of control and upon termination following a change of control.

We have not included amounts payable regardless of the occurrence of the relevant triggering event. For example, we excluded accumulated balances in retirement plans when a terminating event would do nothing more than create a right to a payment of the balance. We also excluded death benefits where the executive would pay the premium.

The data in the tables assumes the following:

•

each triggering event occurred on May 25, 2018 (the last trading day of fiscal 2018), and the per share price of our common stock was $37.41 (the closing price of our stock on the NYSE on May 25, 2018);

•	with respect to salary continuation, if an executive did not have a right to salary continuation under a stand-alone agreement with us, the severance pay plan guidelines applied;

•

with respect to the AIP, awards were earned at target levels, and where the Committee had discretionary authority to award a payout, except in the cases of involuntary termination with cause and voluntary termination without good reason, it exercised that authority (including in the change of control scenario);

•

with respect to the AIP and equity awards, in the case of an involuntary termination not for cause without a change of control, the termination was due to a position elimination on the last business day of fiscal 2018;

•	with respect to performance shares, awards were earned at target levels (these amounts also include a cash value of dividend equivalents on the number of shares assumed to have been earned);

•	with respect to equity awards in the change of control scenario, a replacement award was provided;

•	with respect to performance shares in the change of control scenario, the Committee exercised any applicable discretionary authority to award a pro rata payout and did so at target levels; and

•	in the disability scenarios, the disabling event lasted one year into the future.

Executive Compensation

We have excluded retirement as a hypothetical scenario for the named executive officers in the table below because none of the named executive officers were eligible for either early retirement (age 55 and 10 years of service) or normal retirement (age 65 or, for RSUs granted in fiscal 2018, age 60 with five years of service) treatment as of May 25, 2018.

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $
Mr. Connolly
Lump Sum Severance	-	5,750,000	-	-
Annual Incentive Plan	-	1,725,000	1,725,000	1,725,000
Performance Shares	-	2,013,394	11,899,223	8,126,699
Accelerated Stock Options	-	570,422	890,785	570,422
Accelerated Restricted Stock Units	-	3,206,411	5,353,820	3,206,411
Benefits Continuation	-	14,257	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	650,000
Outplacement	-	5,200	-	-
Total	-	13,284,684	20,868,828	14,278,532

Mr. Marberger
Salary Continuation	-	662,500	-	-
Annual Incentive Plan	-	585,000	585,000	585,000
Performance Shares	-	475,731	1,969,188	1,077,857
Accelerated Stock Options	-	52,992	145,423	52,992
Accelerated Restricted Stock Units	-	642,030	1,144,297	569,530
Benefits Continuation	-	13,739	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	400,000
Outplacement	-	5,200	-	-
Total	-	2,437,192	4,843,908	2,685,379

Ms. Batcheler
Salary Continuation	-	655,139	-	-
Annual Incentive Plan	-	540,750	540,750	540,750
Performance Shares	-	475,731	2,932,009	2,040,678
Accelerated Stock Options	-	146,036	228,046	146,036
Accelerated Restricted Stock Units	-	2,812,521	3,335,139	2,715,704
Benefits Continuation	-	16,331	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	345,375
Outplacement	-	5,200	-	-
Total	-	4,651,708	8,035,944	5,788,543

Executive Compensation

	Involuntary w/ Cause or Voluntary w/o Good Reason $	Involuntary w/o Cause or Voluntary w/ Good Reason $	Death $	Disability $

Mr. McGough
Salary Continuation	-	811,125	-	-
Annual Incentive Plan	-	669,500	669,500	669,500
Performance Shares	-	475,731	2,932,009	2,040,678
Accelerated Stock Options	-	146,036	228,046	146,036
Accelerated Restricted Stock Units	-	2,812,521	3,335,139	2,715,704
Benefits Continuation	-	16,331	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	409,750
Outplacement	-	5,200	-	-
Total	-	4,936,444	8,164,694	5,981,668

Mr. Serrao
Salary Continuation	-	524,423	-	-
Annual Incentive Plan	-	454,500	454,500	454,500
Performance Shares	-	356,817	2,199,035	1,530,543
Accelerated Stock Options	-	109,523	171,033	109,523
Accelerated Restricted Stock Units	-	726,540	1,162,628	726,540
Benefits Continuation	-	13,998	-	-
Death Benefits	-	-	1,000,000	-
Disability Benefits	-	-	-	327,500
Outplacement	-	5,200	-	-
Total	-	2,191,001	4,987,196	3,148,606

Executive Compensation

In the table that follows, if, following a change of control, any of Ms. Batcheler or Messrs. Marberger, McGough or Serrao was terminated for “Cause” or voluntarily terminated employment without “Good Reason,” the individual would not receive any benefits incremental to those shown in the “No Termination” column. Mr. Connolly would be entitled to salary continuation through the end of the month of the event.

Change of Control and:	No Termination ($)	Involuntary w/o Cause or Voluntary w/Good Reason ($)
Mr. Connolly
Lump Sum Salary	-	3,450,000
Annual Incentive Plan	1,725,000	9,776,250
Performance Shares	-	13,329,557
Accelerated Stock Options	-	890,785
Accelerated Restricted Stock Units	-	5,353,820
Voluntary Deferred Compensation Plan	-	305,308
Benefits Continuation	-	35,150
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	1,725,000	33,176,954

Mr. Marberger
Lump Sum Salary	-	1,300,000
Annual Incentive Plan	585,000	1,170,000
Performance Shares	-	2,330,419
Accelerated Stock Options	-	145,423
Accelerated Restricted Stock Units	-	1,144,297
Voluntary Deferred Compensation Plan	-	121,890
Benefits Continuation	-	35,150
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	585,000	6,283,263

Ms. Batcheler
Lump Sum Salary	-	1,622,250
Annual Incentive Plan	540,750	2,967,057
Performance Shares	-	3,293,240
Accelerated Stock Options	-	228,046
Accelerated Restricted Stock Units	-	3,335,139
Voluntary Deferred Compensation Plan	-	327,484
Benefits Continuation	-	51,996
Death/Disability Benefit	-	9,126
Outplacement	-	30,000
Total	540,750	11,864,338

Executive Compensation

Change of Control and:	No Termination ($)	Involuntary w/o Cause or Voluntary w/Good Reason ($)
Mr. McGough
Lump Sum Salary	-	1,339,000
Annual Incentive Plan	669,500	2,313,178
Performance Shares	-	3,293,240
Accelerated Stock Options	-	228,046
Accelerated Restricted Stock Units	-	3,335,139
Voluntary Deferred Compensation Plan	-	135,152
Benefits Continuation	-	35,150
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	669,500	10,714,989

Mr. Serrao
Lump Sum Salary	-	1,010,000
Annual Incentive Plan	454,500	966,473
Performance Shares	-	2,469,920
Accelerated Stock Options	-	171,033
Accelerated Restricted Stock Units	-	1,162,628
Voluntary Deferred Compensation Plan	-	97,004
Benefits Continuation	-	35,150
Death/Disability Benefit	-	6,084
Outplacement	-	30,000
Total	454,500	5,948,292

CEO Pay Ratio

CEO Pay Ratio

For fiscal 2018, the ratio of the annual total compensation of Mr. Connolly, our CEO (referred to as CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Connolly (referred to as Median Annual Compensation), was 290 to 1. For purposes of this pay ratio disclosure, CEO Compensation was determined to be $10,473,271, which represents the total compensation reported for Mr. Connolly under the “Summary Compensation Table – Fiscal 2018.” Median Annual Compensation for the identified median employee was determined to be $36,143.

Basis of Analysis

To identify the median employee, we examined our total employee population as of March 9, 2018 (the Determination Date). We included all U.S. and non-U.S. full-time, part-time, seasonal and temporary employees of Conagra and our consolidated subsidiaries. We excluded independent contractors and “leased” workers. Our analysis identified 12,891 individuals.

To determine Median Annual Compensation, we generally reviewed compensation for the period beginning on March 10, 2017 and ending on the Determination Date. However, for 487 of our employees (including our employees in Mexico and employees employed by one of our joint ventures), we measured compensation for the full months of March 2017 through February 2018, due to different payroll schedules applicable to these employees. As permitted by applicable SEC rules, we excluded from the compensation measurement under the “de minimis” exemption the compensation of 519 individuals (all of the individuals in each of Colombia (one individual), Italy (53 individuals), India (458 individuals), Panama (five individuals) and the Philippines (two individuals)).

We measured Median Annual Compensation by totaling, for each employee other than Mr. Connolly, base earnings (salary, hourly wages and overtime, as applicable) and annual cash incentives paid during the measurement period. We did not use any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year (due to start dates, disability status or similar factors). In determining the Median Annual Compensation, we generally annualized the total compensation for such individuals other than seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

Information on Stock Ownership

Information on Stock Ownership

Voting Securities of Directors, Officers and Greater Than 5% Owners

The table below shows the shares of Conagra Brands common stock beneficially owned as of July 31, 2018 by (1) beneficial owners of more than 5% of our outstanding common stock, (2) our current directors, (3) our named executive officers, and (4) all current directors and executive officers as a group.

As discussed elsewhere in this Proxy Statement, our directors and executive officers are committed to owning stock in Conagra Brands. Both groups have stock ownership requirements that preclude them from selling any Conagra Brands common stock in the market (other than to cover the cost of the exercise price and, in the case of executive officers, minimum statutory tax withholding) until they have enough shares to meet and maintain their stock ownership guidelines pre- and post-sale.

To better show the financial stake of our directors in the company, we have included a “Share Units” column in the table. The column, which is not required under SEC rules, shows share units earned by the non-employee directors and deferred through the Conagra Brands, Inc. Directors’ Deferred Compensation Plan. Although these share units will ultimately be settled in shares of common stock, they currently have no voting rights and will not be settled within 60 days of July 31, 2018. None of our executive officers has any share units deferred.

Name	Number of Shares Owned (1)	Right to Acquire (2)	Percent of Class (3)	Share Units
The Vanguard Group (4)	46,272,871	-	11.81%	N/A
BlackRock, Inc. (5)	27,823,099	-	7.10%	N/A
Bradley A. Alford	26,500	2,020	*	21,012
Anil Arora	-	-	*	-
Thomas K. Brown	19,385	2,020	*	-
Stephen G. Butler	75,695(6)	2,020	*	65,263
Sean Connolly	1,354,237	141,556	*	N/A
Thomas W. Dickson	-	2,020	*	9,975
Steven F. Goldstone	448,998	2,020	*	146,133
Joie A. Gregor	37,775	2,020	*	16,569
Rajive Johri	4,270	2,020	*	54,891
Richard H. Lenny	53,826	5,722	*	21,864
Ruth Ann Marshall	23,288	2,020	*	87,382
Craig P. Omtvedt	5,868	2,020	*	-
David S. Marberger	27,917	30,227	*	N/A
Colleen Batcheler	445,715	36,240	*	N/A
Thomas M. McGough	708,677(6)	36,240	*	N/A

Information on Stock Ownership

Name	Number of Shares Owned (1)	Right to Acquire (2)	Percent of Class (3)	Share Units
Darren C. Serrao	97,601	31,525	*	N/A
All Directors and Current Executive Officers as a Group (19 people)	3,611,882	331,046	*	423,089

*	Represents less than 1% of common stock outstanding.

1.

For executive officers and directors, reflects shares that have been acquired through one or more of the following: (a) open market purchases, (b) vesting or exercise of share-based awards, and (c) crediting to defined contribution plan accounts.

2.

Reflects shares that the individual has the right to acquire within 60 days of July 31, 2018 through the exercise of stock options or the vesting of RSUs. The “All Directors and Current Executive Officers as a Group” calculation includes 31,360 options or RSUs for current executive officers not individually named in this table.

3.	Based on 391,645,253 shares of common stock of Conagra Brands issued and outstanding as of July 31, 2018.

4.

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018, which Schedule 13G/A specifies that The Vanguard Group has sole voting power with respect to 574,640 shares, shared voting power with respect to 110,304 shares, sole dispositive power with respect to 45,603,431 shares and shared dispositive power with respect to 669,440 shares. The Vanguard Group’s address is listed on the Schedule 13G/A as: 100 Vanguard Blvd., Malvern, PA 19355.

5.

Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2018, which Schedule 13G/A specifies that BlackRock, Inc. has sole voting power with respect to 23,830,463 shares and sole dispositive power with respect to 27,823,099 shares. BlackRock’s address is listed on the Schedule 13G/A as: 55 East 52nd Street, New York, NY 10055.

6.	For Mr. Butler, includes 6,000 shares held in a trust for the benefit of his spouse, who resides with him. For Mr. McGough, includes 400 shares held by his spouse, who resides with him.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers, and greater than 10% owners are required to furnish us with copies of all reports they file on Section 16(a) forms. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2018 all required reports were filed on a timely basis.

Additional Information

Additional Information

Information about the 2018 Annual Meeting

Revoking a Proxy

You can revoke your proxy at any time before your shares are voted if you (1) are the record owner of your shares and submit a written revocation to our Corporate Secretary at or before the 2018 Annual Meeting (mail to: Conagra Brands, Inc., Attn: Corporate Secretary, 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654), (2) submit a timely later-dated proxy (or voting instruction card if you hold shares through a broker, bank or nominee), or (3) provide timely subsequent Internet or telephone voting instructions. You may also attend the 2018 Annual Meeting and vote in person, subject to the legal proxy requirement noted on page 1 for street name owners.

Conagra Brands Employee Stock Purchase Plan and TreeHouse Private Brands Retirement Income Savings Plan

If you hold shares in the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan, your voting instruction card covers the shares credited to your plan account. The trustee for the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan, as applicable, must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, September 18, 2018. If the respective plan trustee does not receive your instructions by that time, the trustee will vote the shares held by the Conagra Brands Employee Stock Purchase Plan or the TreeHouse Private Brands Retirement Income Savings Plan, as applicable, in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received.

Proxy Solicitation

We have engaged Innisfree M&A Incorporated as our proxy solicitor for the 2018 Annual Meeting at an estimated cost of approximately $12,000 plus disbursements. Our directors, officers, and other employees may also solicit proxies in the ordinary course of their employment. Conagra Brands will bear the cost of the solicitation, including the cost of reimbursing brokerage houses and other custodians for their expenses in sending proxy materials to you.

Quorum

A majority of the shares of common stock outstanding on the record date must be present in person or by proxy at the meeting to constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved.

Vote Requirements and Manner of Voting Proxies

If a quorum is present:

•

We will hold an election of directors. Each outstanding share of common stock of Conagra Brands is entitled to cast one vote for each director seat. In an uncontested election, a director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast in the election is required promptly to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in the “Our Corporate Governance Practices” section of this Proxy Statement. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the election of directors.

•

We will vote on ratification of the appointment of the independent auditor for fiscal 2019. The appointment of the independent auditor for fiscal 2019 will be ratified if approved by a majority of the votes cast.

Additional Information

Abstentions are not treated as votes cast and therefore will not affect the outcome of the vote. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this matter.

•

We will vote, on an advisory basis, to approve our named executive officer compensation. The advisory resolution to approve our named executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, will be considered adopted if approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the votes on this matter.

The shares represented by valid proxies received by Internet, by telephone or by mail and not properly revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “FOR” the election of all of the director nominees for director named in this Proxy Statement; “FOR” the ratification of the appointment of our independent auditor for fiscal 2019; and “FOR” the resolution to approve our named executive officer compensation. If any matter not described above is properly presented at the meeting, the proxy gives authority to the persons named on the proxy card to vote as recommended by the Board on such other matters.

Multiple Shareholders Sharing an Address

We are allowed to deliver a single Notice of Internet Availability of Proxy Materials, Annual Report, and Proxy Statement to a household at which two or more shareholders reside when we believe those shareholders are members of the same family. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. You will continue to receive individual proxy cards for each registered account. If you receive a single set of proxy materials but prefer to receive separate copies for each registered account in your household, please contact our agent, Broadridge, by telephone at (866) 540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge will remove you from the householding program within 30 days after it receives your request, at which point you will begin receiving an individual copy of the proxy materials for each registered account. You can also contact Broadridge at the telephone number or address above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Shareholder Proposals to be Included in our 2019 Proxy Statement

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must be received at our principal executive offices no later than the close of business on April 12, 2019. Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Other Shareholder Proposals to be Presented at our 2019 Annual Meeting

Our by-laws provide that any shareholder proposal that is sought to be presented directly at the 2019 Annual Meeting but not submitted for inclusion in the Proxy Statement for the 2019 Annual Meeting must be received at our principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the 2018 Annual Meeting. If the date of the 2019 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, then the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. Our by-laws also specify the information that must accompany the notice.

The proxy card for the 2019 Annual Meeting will give discretionary authority with respect to all shareholder proposals properly brought before the 2019 Annual Meeting that are not included in the Proxy Statement for the 2019 Annual Meeting. Address proposals to the Corporate Secretary, Conagra Brands, Inc., 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654.

Appendix A

Appendix A – Reconciliation of GAAP and Non-GAAP Information

This Proxy Statement contains certain non-GAAP financial measures, including organic net sales, adjusted diluted earnings per share from continuing operations and adjusted operating margin. Management considers GAAP financial measures as well as non-GAAP financial measures in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance, and financial measures as calculated in accordance with GAAP. Please see our Annual Report on Form 10-K for the fiscal year ended May 27, 2018 for a reporting of our financial results in accordance with GAAP.

The following information is provided to reconcile the non-GAAP financial measures disclosed in this Proxy Statement to their most directly comparable GAAP measures.

Organic Net Sales

	FY18	FY17	% Change
Net Sales	$7,938.3	$7,826.9	1.4%

Impact of foreign exchange	(27.9)	—
Net sales from acquired businesses	(169.1)	—
Net sales from divested businesses	—	(71.1)
Organic Net Sales	$7,741.3	$7,755.8	(0.2)%

Appendix A

Adjusted Operating Margin & Adjusted Diluted EPS from Continuing Operations

FY18	Operating profit	Diluted EPS from continuing operations
Reported	$1,033.5	$1.95

% of Net Sales	13.0%

Restructuring plans	38.0	0.07
Acquisitions and divestitures	15.7	0.03
Corporate hedging losses (gains)	(6.2)	(0.01)
Pension settlement and valuation adjustment	5.4	0.01
Intangible impairment charges	4.8	0.01
Early exit of an unfavorable lease contract by purchasing the building	34.9	0.06
Gain on substantial liquidation of an international joint venture	—	(0.01)
Legal matters	151.0	0.28
Wesson valuation allowance adjustment	—	0.19
Tax reform adjustments	—	(0.57)
Unusual tax items	—	0.10

Adjusted	$1,277.1	$2.11

% of Net Sales (Margin)	16.1%

Year-over-year change – reported		56.0%

Year-over-year change – adjusted		21.3%

FY17

Reported	$925.0	$1.25

% of Net Sales	11.8%

Gain on sale of Spicetec and J.M. Swank businesses	(197.4)	(0.16)
Restructuring plans	63.6	0.09
Acquisitions and divestitures	31.4	0.05
Corporate hedging losses (gains)	5.1	0.01
Goodwill and intangible impairment charges	304.2	0.59
Early extinguishment of debt	93.3	0.14
Salaried pension plan lump sum settlement	13.8	0.02
Legal matters	(5.7)	(0.01)
Tax adjustment of valuation allowance	—	(0.21)
Unusual tax items	—	(0.03)
Income from discontinued operations, net of noncontrolling interests	—	—

Adjusted	$1,233.3	$1.74

% of Net Sales (Margin)	15.8%

VOTE BY INTERNET - www.proxyvote.com 1. Read the accompanying Proxy Statement and this proxy card. 2. Go to the Website www.proxyvote.com. 3. Follow the instructions. VOTE BY PHONE - 1-800-690-6903
222 Merchandise Mart Plaza	1. Read the accompanying Proxy Statement and this proxy card.
Suite 1300	2. Call toll free at 1-800-690-6903.
Chicago, Illinois 60654	3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Complete, sign, and date your proxy card.
3. Return your proxy card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E50132-P12300	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.					For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following nominees for director:
1.	Election of directors				☐	☐	☐

	01)	Anil Arora	06)	Rajive Johri
	02)	Thomas K. Brown	07)	Richard H. Lenny
	03)	Stephen G. Butler	08)	Ruth Ann Marshall
	04)	Sean M. Connolly	09)	Craig P. Omtvedt
	05)	Joie A. Gregor
The Board of Directors recommends a vote FOR the following proposal:										For	Against	Abstain

2.	Ratification of the appointment of independent auditor for fiscal 2019									☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:										For	Against	Abstain

3.	Advisory approval of the Company’s named executive officer compensation									☐	☐	☐

NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this proxy card.

Please indicate if you plan to attend this meeting.							☐	☐
							Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Conagra Brands, Inc. 2018 Annual Meeting of Shareholders

Friday, September 21, 2018

8:30 a.m. CDT

The Gwen Hotel, Floor 11

The Grand Salon Room

521 North Rush Street

Chicago, Illinois 60611

You must present this admission ticket, along with one form of government-issued photo identification (such as a valid driver’s license or passport), in order to gain admittance to the Annual Meeting of Shareholders on September 21, 2018. This ticket is not transferable and admits only the shareholder(s) listed on the reverse side and one guest. Cameras, recording devices, and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —

E50133-P12300

PROXY - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Proxy is Solicited by the Board of Directors for the

September 21, 2018 Annual Meeting of Shareholders.

The undersigned appoints each of Sean M. Connolly and Richard H. Lenny as proxies, with full power of substitution, to vote all shares of common stock of Conagra Brands, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders and any adjournment or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEMS 2 AND 3, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card, and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed, and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 20, 2018.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

222 Merchandise Mart Plaza	1. Read the accompanying Proxy Statement and this voting instruction card.
Suite 1300	2. Call toll free at 1-800-690-6903.
Chicago, Illinois 60654	3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E50134-P12300	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.					For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:					☐	☐	☐
1.	Election of directors.

	01)	Anil Arora	06)	Rajive Johri
	02)	Thomas K. Brown	07)	Richard H. Lenny
	03)	Stephen G. Butler	08)	Ruth Ann Marshall
	04)	Sean M. Connolly	09)	Craig P. Omtvedt
	05)	Joie A. Gregor
The Board of Directors recommends a vote FOR the following proposal:										For	Against	Abstain

2.	Ratification of the appointment of independent auditor for fiscal 2019									☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:										For	Against	Abstain

3.	Advisory approval of the Company’s named executive officer compensation									☐	☐	☐

NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.

Please indicate if you plan to attend this meeting							☐	☐
							Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Conagra Brands, Inc. 2018 Annual Meeting of Shareholders

Friday, September 21, 2018

8:30 a.m. CDT

The Gwen Hotel, Floor 11

The Grand Salon Room

521 North Rush Street

Chicago, Illinois 60611

You must present this admission ticket, along with one form of government-issued photo identification (such as a valid driver’s license or passport), in order to gain admittance to the Annual Meeting of Shareholders on September 21, 2018. This ticket is not transferable and admits only the shareholder(s) listed on the reverse side and one guest. Cameras, recording devices, and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

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E50135-P12300

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 21, 2018 Annual Meeting of Shareholders.

As a participant in the Conagra Brands Employee Stock Purchase Plan (the "ESPP"), I hereby direct Computershare, as Trustee, to vote all shares of common stock I hold in this plan account in accordance with the instructions set forth on the reverse side.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date, and return this card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in the ESPP, your proportionate interest as of July 31, 2018 is shown on this voting instruction card and the instructions you provide will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes Computershare to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone, or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 18, 2018.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

1. Read the accompanying Proxy Statement and this voting instruction card.

2. Go to the Website www.proxyvote.com.

3. Follow the instructions.

VOTE BY PHONE - 1-800-690-6903

222 Merchandise Mart Plaza	1. Read the accompanying Proxy Statement and this voting instruction card.
Suite 1300	2. Call toll free at 1-800-690-6903.
Chicago, Illinois 60654	3. Follow the recorded instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this voting instruction card.
2. Complete, sign, and date your voting instruction card.
3. Return your voting instruction card in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Phone or Internet, please do not mail this Voting Instruction Card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E50136-P12300 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONAGRA BRANDS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following nominees for director:		☐	☐	☐

1. Election of directors

01) Anil Arora	06) Rajive Johri
02) Thomas K. Brown	07) Richard H. Lenny
03) Stephen G. Butler	08) Ruth Ann Marshall
04) Sean M. Connolly	09) Craig P. Omtvedt
05) Joie A. Gregor

The Board of Directors recommends a vote FOR the following proposal:							For	Against	Abstain

2. Ratification of the appointment of independent auditor for fiscal 2019							☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:							For	Against	Abstain

3. Advisory approval of the Company’s named executive officer compensation							☐	☐	☐

NOTE: The shares will be voted as directed, or if no direction is indicated, as described on the reverse side of this voting instruction card.
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

Conagra Brands, Inc. 2018 Annual Meeting of Shareholders

Friday, September 21, 2018

8:30 a.m. CDT

The Gwen Hotel, Floor 11

The Grand Salon Room

521 North Rush Street

Chicago, Illinois 60611

You must present this admission ticket, along with one form of government-issued photo identification (such as a valid driver’s license or passport), in order to gain admittance to the Annual Meeting of Shareholders on September 21, 2018. This ticket is not transferable and admits only the shareholder(s) listed on the reverse side and one guest. Cameras, recording devices, and large packages/containers will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com.

—  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —

E50137-P12300

VOTING INSTRUCTION CARD - CONAGRA BRANDS, INC.

Please vote and sign on reverse side.

This Voting Instruction Card is Solicited by the Board of Directors for the

September 21, 2018 Annual Meeting of Shareholders.

As a participant in the TreeHouse Private Brands Retirement Income Savings Plan, I hereby direct T. Rowe Price, as Trustee, to vote all shares held in this plan account as I instruct in the instructions listed below.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF YOU SIGN AND RETURN YOUR INSTRUCTION CARD BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE TRUSTEE WILL VOTE THE SHARES FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

If you wish to vote using this voting instruction card, please mark the boxes accordingly, sign your name exactly as it appears on this card, indicate the date and return the card in the enclosed envelope. If you are a current or former employee of Conagra Brands, Inc. and have an interest in TreeHouse Private Brands Retirement Income Savings Plan, your proportionate interest as of July 31, 2018 is shown on this voting instruction card and the instructions you provide on this card will determine how the Trustee will vote. If you do not vote, the Trustee will vote the shares in a single block in accordance with the instructions received with respect to a majority of the shares for which instructions are received, unless contrary to applicable law.

You may also vote via telephone or the Internet. Please see the reverse side of this card for information about telephonic or Internet voting. Your telephone or Internet voting instruction authorizes T. Rowe Price to vote these shares in the same manner as if you marked, signed, and returned this voting instruction card. Whether you vote by mail, telephone or via the Internet, your vote must be returned by 11:59 p.m. (ET) on September 18, 2018.

Continued and to be signed on reverse side